Exhibit (a)(1)(A)

OFFER TO EXCHANGE

FLIR SYSTEMS, INC.

Offer to Exchange Any and All 3% Senior Convertible Notes Due 2023,

CUSIP Nos. 302445 AA 9 and 302445 AB 7,

for cash and shares of Common Stock (including the accompanying preferred stock purchase rights) of FLIR Systems, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 9, 2009 UNLESS THE OFFER IS EXTENDED BY US (SUCH DATE AND TIME, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE NOTES HAVE BEEN ACCEPTED FOR EXCHANGE.

The Offer

Upon the terms and subject to the conditions set forth in this offer to exchange (as supplemented or amended, the “Offer to Exchange”) and the related letter of transmittal (as supplemented or amended, the “Letter of Transmittal”), FLIR Systems, Inc. (“FLIR” or the “Company,” “we,” “us” or “our”) is offering to exchange (the “offer”) any and all of its 3% Senior Convertible Notes Due 2023 (the “Notes”) for $20.00 in cash and 90.1224 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) (including the accompanying preferred stock purchase rights) per $1,000 principal amount of Notes (the “Offer Consideration”). No accrued interest will be paid in respect of any Notes that are validly tendered for exchange and not validly withdrawn and are accepted by FLIR pursuant to the offer.

As of the date of this Offer to Exchange, the conversion rate for the Notes is 90.1224 shares of our Common Stock per $1,000 principal amount, which is equivalent to a conversion price of $11.10 per share of Common Stock. A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by us on the Expiration Date would receive the same number of shares of Common Stock as such holder would receive upon conversion of the Notes at the current conversion rate, plus a cash payment of $20.00 per $1,000 principal amount of Notes.

We are not required to issue fractional shares of our Common Stock upon conversion of Notes, nor will we issue fractional shares as part of the Offer Consideration. Instead, we will only issue whole shares of Common Stock and will pay a cash adjustment for any fractional share based upon the last sale price of our Common Stock on the NASDAQ Global Select Market on the last trading day before the Expiration Date.

As of February 2, 2009, approximately $191.4 million aggregate principal amount of the Notes was outstanding and 141,738,183 shares of our Common Stock were issued and outstanding. Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “FLIR.” The Notes are not listed on any securities exchange. On February 2, 2009, the last reported sales price of our Common Stock on the NASDAQ Global Select Market was $24.60 per share. The Company will use commercially reasonable efforts to cause any Common Stock issued in the offer to be listed on the NASDAQ Global Select Market upon any such issuance.

This offer is being made on the terms and subject to the conditions set forth in this Offer to Exchange and the Letter of Transmittal. The outstanding Notes are represented by a global certificate registered in the name of The Depository Trust Company (“DTC”). As a result, all holders of Notes electing to tender pursuant to this Offer to Exchange must do so pursuant to DTC’s book entry procedures.

If you do not tender your Notes in exchange for the Offer Consideration prior to the Expiration Date, you will continue to hold your Notes and such Notes will continue to accrue interest in accordance with the terms thereof. Holders of Notes that are not validly tendered or that are validly withdrawn or that are not accepted by FLIR can convert their Notes into Common Stock (during the offer or after the Expiration Date) in accordance with the terms of the Notes.

The closing of the offer is conditioned upon the satisfaction or waiver by FLIR of certain conditions. See “Description of the Offer—Conditions to the Offer.” The settlement date (expected to be March 11, 2009) in respect of any Notes that are validly tendered, that are not validly withdrawn and are accepted for exchange by FLIR will occur promptly following the Expiration Date.

The Notes were not initially issued in an offering that was registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”). FLIR did file a registration statement with the SEC, which became effective, permitting each holder of Notes named in the prospectus forming a part of that registration statement to sell such holder’s Notes in a manner that purchasers of Notes sold pursuant to such prospectus would receive Notes that are freely tradable under U.S. securities laws (so long as such purchaser or holder is not affiliated with FLIR). The issuance of Common Stock upon exchange of the Notes is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Whether any shares of Common Stock received by a tendering holder of Notes in connection with the offer are freely tradable under U.S. securities laws depends upon whether such Notes tendered for exchange were freely tradable or restricted securities. Common Stock received by a holder in exchange for a Note would have the same character under the Securities Act as Common Stock received by that holder upon conversion of that Note. If a holder receives shares of Common Stock in exchange for Notes that are not freely tradable, Rule 144 under the Securities Act may provide an exception from registration for sales of such shares by such holder. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See “Certain Securities Laws Considerations.”

You should carefully consider the risk factors beginning on page 17 of this Offer to Exchange before you decide whether or not to participate in the offer and, through participation in the offer, make an investment in our Common Stock.

You must make your own decision whether to tender any Notes pursuant to this Offer to Exchange. None of FLIR, FLIR’s Board of Directors or executive officers, the Exchange Agent or Information Agent or any agent or other person makes any recommendation as to whether holders should tender the Notes for exchange pursuant to this Offer to Exchange.

Neither the offer nor the Common Stock portion of the Offer Consideration have been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is unlawful and may be a criminal offense in the United States.

The Exchange Agent for the offer is The Bank of New York Mellon Trust Company, N.A. and the Information Agent is Global Bondholder Services Corporation.

February 5, 2009

i

SUMMARY OF THE OFFER

This summary highlights some of the information contained, or incorporated by reference, in this Offer to Exchange to help you understand the offer. It does not contain all of the information that is important to you. You should carefully read this Offer to Exchange, including the information incorporated by reference into this Offer to Exchange, to understand fully the terms of the offer, as well as the other considerations that may be important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 17 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 15.

Unless stated otherwise, the discussion in this Offer to Exchange of our business includes the business of FLIR Systems, Inc. and its subsidiaries. Unless otherwise indicated or the context otherwise requires, the terms “FLIR,” “the Company,” “we,” “us” and “our” refer to FLIR Systems, Inc. and its subsidiaries on a consolidated basis.

Offeror	FLIR Systems, Inc.

Securities Subject to the Offer	3% Senior Convertible Notes due 2023 of FLIR, of which approximately $191.4 million aggregate principal amount are outstanding as of February 2, 2009.

The Offer	We are offering to exchange any and all Notes held by all holders for the Offer Consideration of $20.00 in cash and 90.1224 shares of our Common Stock (including the accompanying preferred stock purchase rights) per $1,000 principal amount of Notes upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal. No accrued interest will be paid in respect of any Notes that are validly tendered for exchange and not validly withdrawn and are accepted by FLIR pursuant to the offer. See “Description of the Offer—Terms of the Offer” and “Description of FLIR Capital Stock—Shareholder Rights Plan.”

A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by us on the Expiration Date would receive the same number of shares of Common Stock as such holder would receive upon conversion of the Notes at the current conversion rate of the Notes, plus a cash payment of $20.00 per $1,000 principal amount of the Notes tendered.

Fractional Shares	We are not required to issue fractional shares of our Common Stock upon conversion of the Notes, nor will we issue fractional shares of Common Stock as part of the Offer Consideration. Instead, we will only issue whole shares of Common Stock and will pay a cash adjustment for any fractional share based upon the last sale price of our Common Stock on the NASDAQ Global Select Market on the last trading day before the Expiration Date.

Holders Eligible to Participate in the Offer	All holders of the Notes are eligible to participate in the offer. See “Description of the Offer—Terms of the Offer.”

Market Value of the Notes	The Notes are not listed on any securities exchange. Certain of the Notes may be eligible for trading on the PORTAL Market of The Nasdaq Stock Market, Inc. We cannot provide you with any information regarding any trading market or market value for the Notes. We urge you to obtain current market price information for the Notes before deciding whether to participate in the offer.

Common Stock Trading

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “FLIR.” On February 2, 2009, the last reported sales price of our Common Stock on the NASDAQ Global Select Market was $24.60 per share.

The Company will use commercially reasonable efforts to cause any Common Stock issued in the offer to be listed on the NASDAQ Global Select Market upon any such issuance.

Expiration Date	The offer will expire at 5:00 p.m., New York City time, on March 9, 2009, unless extended by us (such date and time, as the same may be extended, the “Expiration Date”). We, in our sole discretion, may extend the Expiration Date for the offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the offer. See “Description of the Offer—Expiration Date” and “Description of the Offer—Extension, Termination or Amendment.”

Withdrawal	You may withdraw previously tendered Notes at any time before the Expiration Date. In addition, you may withdraw any Notes that you tender that are not accepted by us for exchange after 12:00 Midnight, New York City time, on April 2, 2009. To withdraw previously tendered Notes, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the Letter of Transmittal. See “Description of the Offer—Withdrawal of Tenders.”

Settlement Date	The settlement date (expected to be March 11, 2009) of the offer will be promptly following the Expiration Date. See “Description of the Offer—Acceptance of Notes for Exchange and Delivery of Offer Consideration.”

Purpose of the Offer	The purpose of the offer is to reduce the amount of our outstanding debt and interest expense. Tendered Notes accepted by us for exchange pursuant to the offer will be delivered to the trustee under the indenture relating to the Notes and will be retired and cancelled.

Conditions to the Offer	Consummation of the offer is conditioned upon the satisfaction or waiver of certain conditions. See “Description of the Offer—Conditions to the Offer.”

Amendment and Termination	FLIR has the right to terminate or withdraw, in its reasonable discretion, the offer at any time if the conditions to the offer are not met by the Expiration Date. FLIR reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the offer on or prior to the Expiration Date and (ii) to amend the terms of the offer. In the event that the offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Notes pursuant to the offer. In any such event, the Notes previously tendered pursuant to the offer will be promptly returned to the tendering holders. See “Description of the Offer—Extension, Termination or Amendment.”

How to Tender Notes	The outstanding Notes are represented by a global certificate registered in the name of DTC. As a result, all holders of Notes electing to tender their Notes must do so pursuant to DTC’s book entry procedures. If you wish to tender your Notes and your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Notes on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through ATOP. See “Description of the Offer—Procedures for Tendering Notes.” For further information on how to tender Notes, contact the Exchange Agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.

Risks of Failure to Tender	Notes not exchanged in the offer will remain outstanding after the consummation of the offer. If the offer is consummated, the trading market, if any, for the remaining Notes may be less liquid and more sporadic, potentially resulting in a market price for the Notes that is lower or more volatile than that which had previously prevailed. For further description of the risks of failing to exchange your Notes, see “Risk Factors—Risks to Holders of Non-Tendered Notes.”

Risk Factors	Your decision to participate in the offer, and to exchange the Notes for the Offer Consideration, including shares of our Common Stock, will involve risk. You should be aware of, and carefully consider the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the offer and, through participation in the offer, make an investment in our Common Stock.

Resale of Common Stock Received in the Offer	The Notes were not initially issued in an offering that was registered pursuant to the Securities Act. FLIR did file a registration statement with the SEC, which became effective, permitting each holder of Notes named in the prospectus forming a part of that registration statement to sell such holder’s Notes in a manner that purchasers of Notes sold pursuant to such prospectus would receive Notes that are freely tradable under U.S. securities laws (so long as such purchaser or holder is not affiliated with FLIR). The issuance of Common Stock upon exchange of the Notes is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Whether any shares of Common Stock received by a tendering holder of Notes in connection with the offer are freely tradable under U.S. securities laws depends upon whether such Notes tendered for exchange were freely tradable or restricted securities. Common Stock received by a holder in exchange for a Note would have the same character under the Securities Act as Common Stock received by that holder upon conversion of that Note. If a holder receives shares of Common Stock in exchange for Notes that are not freely tradable, Rule 144 under the Securities Act may provide an exception from registration for sales of such shares by such holder. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See “Certain Securities Laws Considerations.”

Material United States Federal Income Tax Consequences	For a summary of the material U.S. federal income tax consequences of the offer, see “Certain U.S. Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the offer.

Exchange Agent and Information Agent	The Bank of New York Mellon Trust Company, N.A. (“Exchange Agent”) is the Exchange Agent and Global Bondholder Services Corporation (“Information Agent”) is the Information Agent for the offer. Their addresses and telephone numbers are listed on the back cover page of this Offer to Exchange. See “Exchange Agent and Information Agent.”

Expenses; Source of Funds	We will pay all of our fees and expenses in connection with the offer. We intend to fund the cash portion of the Offer Consideration from cash on hand. A holder of Notes is responsible for paying all of its own fees and expenses, including the fees and expenses of such holder’s advisors. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the offer, except as set forth in the Letter of Transmittal.

Further Information	If you have questions regarding the procedures for tendering your Notes pursuant to this Offer to Exchange or require assistance in tendering your Notes, please contact the Exchange Agent. If you would like additional copies of this Offer to Exchange, FLIR’s annual, quarterly, and current reports or other information that is incorporated by reference in this Offer to Exchange, please contact either the Information Agent or FLIR’s Investor Relations Department. The contact information for FLIR’s Investor Relations Department is set forth in the section of this Offer to Exchange entitled “Incorporation by Reference; Additional Information.” The contact information for the Information Agent and the Exchange Agent is set forth on the back cover of this Offer to Exchange. You may also contact your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.

QUESTIONS AND ANSWERS ABOUT THE OFFER

These answers to questions that you may have as a holder of the Notes provide an overview of the material information regarding the offer that is included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the offer and the other considerations that may be important to your decision about whether to participate in the offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information regarding FLIR, see the section of this Offer to Exchange entitled “Incorporation By Reference; Additional Information.”

Who is making the offer?

FLIR Systems, Inc. is making the offer.

What securities are the subject of the offer?

FLIR is offering to exchange any and all of its 3% Senior Convertible Notes due 2023, of which approximately $191.4 million aggregate principal amount are outstanding as February 2, 2009. For more information on the Notes, see “Description of Notes.”

What will I receive pursuant to the offer if I validly tender Notes for exchange and they are accepted by FLIR?

A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by FLIR pursuant to the offer will receive $20.00 in cash and 90.1224 shares of Common Stock (including the accompanying preferred stock purchase rights) per $1,000 aggregate principal amount of Notes. No accrued interest will be paid in respect of any Notes that are validly tendered for exchange and not validly withdrawn and are accepted by FLIR pursuant to the offer. See “Description of the Offer—Terms of the Offer” and “Description of FLIR Capital Stock—Shareholder Rights Plan.”

Why is FLIR making the offer?

The purpose of the offer is to reduce the amount of our outstanding debt and interest expense. Tendered Notes accepted by us for exchange pursuant to the offer will be delivered to the trustee under the indenture relating to the Notes and will be retired and cancelled.

Do I have a choice in whether to exchange my Notes?

Yes. Holders of Notes are not required to exchange their Notes pursuant to the offer. All rights and obligations under the indenture pursuant to which Notes were issued will continue with respect to those Notes that remain outstanding after the Expiration Date. For example, payments of interest on such Notes will continue at the same rate and on the same schedule, and such Notes will continue to be convertible into shares of Common Stock upon the same terms, as prior to this offer.

May I tender only a portion of the Notes that I hold?

Yes. You do not have to tender all of your Notes to participate in the offer. You may choose to tender in the offer all or any portion of the Notes that you hold.

Is FLIR making a recommendation regarding whether I should tender my Notes pursuant to this offer?

No. None of FLIR, FLIR’s Board of Directors or executive officers, the Exchange Agent or Information Agent or any agent or other person makes any recommendation as to whether holders should tender the Notes for exchange pursuant to the offer. Accordingly, you must make your own determination as to whether to tender your Notes in the offer and, if so, the principal amount of Notes to tender. Before making your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors,” and the other documents incorporated by reference herein. We also urge you to consult your financial and tax advisors in making your own decisions as to what action, if any, to take in light of your own particular circumstances.

How does the Offer Consideration that I will receive if I validly tender Notes in the offer compare to the amount of Common Stock that I would otherwise receive upon conversion of my Notes?

In addition to the cash payment described above, a holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by us would receive the same number of shares of Common Stock as such holder would receive upon conversion of the Notes at the current conversion rate of the Notes. See “Description of the Offer—Terms of the Offer” and “Description of the Notes—Conversion Rights.”

Will I continue to receive interest payments on exchanged Notes?

No. No additional payments of interest will be made with respect to any Notes that are validly tendered and not validly withdrawn and are accepted by us.

Will any fractional shares of Common Stock be issued in exchange for the Notes?

No. We are not required to issue fractional shares of our Common Stock upon conversion of the Notes, nor will we issue fractional shares of Common Stock as part of the Offer Consideration. Instead, we will only issue whole shares of Common Stock and will pay a cash adjustment for any fractional share based upon the last sale price of our Common Stock on the NASDAQ Global Select Market on the last trading day before the Expiration Date.

Which holders are eligible to participate in the offer?

All holders of the Notes are eligible to participate in the offer. See “Description of the Offer—Terms of the Offer.”

What is the current market value of the Notes?

The Notes are not listed on any securities exchange. Certain of the Notes may be eligible for trading on the PORTAL Market of The Nasdaq Stock Market, Inc. We cannot provide you with any information regarding any trading market or market value for the Notes. We urge you to obtain current market price information for the Notes before deciding whether to participate in the offer.

What is the current market value of the Common Stock?

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “FLIR.” On February 2, 2009, the last reported sales price of our Common Stock on the NASDAQ Global Select Market was $24.60 per share. You should inform yourself regarding the market value of our Common Stock since February 2, 2009.

When does the offer expire and how long do I have to decide?

The offer will expire at 5:00 p.m., New York City time, on March 9, 2009, unless extended by us (such date and time, as the same may be extended, the “Expiration Date”). We, in our sole discretion, may extend the Expiration Date for the offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the offer. See “Description of the Offer—Expiration Date” and “Description of the Offer—Extension, Termination or Amendment.”

Under what circumstances may I withdraw previously tendered Notes?

You may withdraw previously tendered Notes at any time before the Expiration Date. In addition, you may withdraw any Notes that you tender that are not accepted by us for exchange by 12:00 Midnight, New York City time, on April 2, 2009. To withdraw previously tendered Notes, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the Letter of Transmittal. See “Description of the Offer—Withdrawal of Tenders.”

When will I receive my cash and shares of Common Stock if I participate in the offer?

The settlement date (expected to be March 11, 2009) of the offer will be promptly following the Expiration Date. See “Description of the Offer—Acceptance of Notes for Exchange and Delivery of Offer Consideration.”

Who will pay the fees and expenses in connection with the offer? How will FLIR fund the offer?

We will pay all of our fees and expenses in connection with the offer. We intend to fund the cash portion of the Offer Consideration from cash on hand. A holder of Notes is responsible for paying all of its own fees and expenses, including the fees and expenses of such holder’s advisors. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the offer, except as set forth in the Letter of Transmittal.

What are the conditions to the offer?

Consummation of the offer is conditioned upon the satisfaction or waiver of the conditions described in the section of this Offer to Exchange entitled “Description of the Offer—Conditions to the Offer.” FLIR may waive the conditions of the offer. If any condition is not satisfied or waived, FLIR may, in its reasonable discretion, terminate the offer. See “Description of the Offer—Conditions to the Offer.”

Under what circumstance may the offer be amended or terminated?

FLIR has the right to terminate or withdraw, in its reasonable discretion, the offer at any time if the conditions to the offer are not met by the Expiration Date. FLIR reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the offer on or prior to the Expiration Date and (ii) to amend the terms of the offer. In the event that the offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Notes pursuant to the offer. In any such event, the Notes previously tendered pursuant to the offer will be promptly returned to the tendering holders. See “Description of the Offer—Extension, Termination or Amendment.”

How do I tender my Notes in response to the offer?

The outstanding Notes are represented by a global certificate registered in the name of DTC. As a result, all holders of Notes electing to tender their Notes must do so pursuant to DTC’s book entry procedures. If you wish to tender your Notes and your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Notes on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through ATOP. See “Description of the Offer—Procedures for Tendering Notes.” For further information on how to tender Notes, contact the Exchange Agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.

What risks should I consider in deciding whether or not to tender my Notes?

Your decision to participate in the offer, and to exchange the Notes for the Offer Consideration, including shares of our Common Stock, will involve risk. You should be aware of, and carefully consider the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the offer and, through participation in the offer, make an investment in our Common Stock.

Notes not exchanged in the offer will remain outstanding after the consummation of the offer. If the offer is consummated, the trading market, if any, for the remaining Notes may be less liquid and more sporadic, potentially resulting in a market price for the Notes that is lower or more volatile than that which had previously prevailed. For further description of the risks of failing to exchange your Notes, see “Risk Factors—Risks to Holders of Non-Tendered Notes.”

What are the restrictions on resale of Common Stock received in the offer?

The Notes were not initially issued in an offering that was registered pursuant to the Securities Act. FLIR did file a registration statement with the SEC, which became effective, permitting each holder of Notes named in the prospectus forming a part of that registration statement to sell such holder’s Notes in a manner that purchasers of Notes sold pursuant to such prospectus would receive Notes that are freely tradable under U.S. securities laws (so long as such purchaser or holder is not affiliated with FLIR). The issuance of Common Stock upon exchange of the Notes is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Whether any shares of Common Stock received by a tendering holder of Notes in connection with the offer are freely tradable under U.S. securities laws depends upon whether such Notes tendered for exchange were freely tradable or restricted securities. Common Stock received by a holder in exchange for a Note would have the same character under the Securities Act as Common Stock received by that holder upon conversion of that Note. If a holder receives shares of Common Stock in exchange for Notes that are not freely tradable, Rule 144 under the Securities Act may provide an exception from registration for sales of such shares by such holder. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See “Certain Securities Laws Considerations.”

What are the material U.S. federal income tax consequences of my participating in the offer?

For a summary of the material U.S. federal income tax consequences of participating in the offer, see “Certain U.S. Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the offer.

Who are the Information Agent and Exchange Agent and how may I contact them?

The Bank of New York Mellon Trust Company, N.A. is the Exchange Agent and Global Bondholder Services Corporation is the Information Agent for the offer. Their addresses and telephone numbers are listed on the back cover page of this Offer to Exchange. See “Exchange Agent and Information Agent.”

To whom may I direct questions regarding the offer?

If you have questions regarding the procedures for tendering your Notes pursuant to this Offer to Exchange or require assistance in tendering your Notes, please contact the Exchange Agent. If you would like additional copies of this Offer to Exchange, FLIR’s annual, quarterly, and current reports or other information that is incorporated by reference in this Offer to Exchange, please contact either the Information Agent or FLIR’s Investor Relations Department. The contact information for FLIR’s Investor Relations Department is set forth in the section of this Offer to Exchange entitled “Incorporation by Reference; Additional Information.” The contact information for the Information Agent and the Exchange Agent is set forth on the back cover of this Offer to Exchange. You may also contact your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold your Notes with questions and requests for assistance.

NOTICE TO INVESTORS

We are making the offer to holders of Notes in reliance upon the exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. We will not pay or give, directly or indirectly, any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Notes. Our officers, directors and employees may solicit tenders from holders of our Notes and will answer inquiries concerning the Notes, but they will not be paid or given, directly or indirectly, additional compensation for soliciting tenders or answering any such inquiries.

NONE OF FLIR, FLIR’S BOARD OF DIRECTORS OR EXECUTIVE OFFICERS, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF NOTES SHOULD EXCHANGE NOTES FOR THE OFFER CONSIDERATION IN THE OFFER.

You should rely only on the information contained or incorporated by reference in this Offer to Exchange. The information contained in this Offer to Exchange is as of the date of this Offer to Exchange only and is subject to change, completion or amendment without notice. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this Offer to Exchange, including any information incorporated herein by reference, is accurate as of any date other than the date of this Offer to Exchange or the date of any such information incorporated herein by reference. Neither the delivery of this Offer to Exchange at any time, nor the offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information contained or incorporated by reference in this Offer to Exchange or in our affairs since the date of this Offer to Exchange.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), FLIR has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including exhibits and any amendments and supplements thereto, may be examined and copies may be obtained, at the same places and in the same manner as is set forth in “Incorporation by Reference; Additional Information.”

Neither the offer nor the Common Stock portion of the Offer Consideration have been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is unlawful and may be a criminal offense in the United States.

We are not aware of any jurisdiction in the United States in which the making of the offer is not in compliance with applicable law. If we become aware of any such jurisdiction in the United States in which the making of the offer would not be in compliance with applicable law, we will make a reasonable good faith effort to comply with any such law. If, after such reasonable good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders of Notes in connection with the offer be accepted from or on behalf of) the holders of Notes residing in such jurisdiction.

This Offer to Exchange does not constitute an offer to participate in the offer to any person in any jurisdiction where it is unlawful to make such an offer. The offer is being made on the basis of this Offer to Exchange and is subject to the terms described herein. Holders should not construe anything in this Offer to Exchange as legal, business or tax advice. Each holder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the offer under applicable legal investment or similar laws or regulations.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the offer or possesses or distributes this Offer to Exchange and must obtain any consent, approval or permission required by it for participation in the offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our respective representatives shall have any responsibility therefor.

We reserve the right, in our reasonable discretion and subject to applicable laws, to amend, modify or, if the conditions described in this Offer to Exchange are not met, withdraw the offer at any time and to reject any tender, in whole or in part.

This Offer to Exchange contains summaries with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to holders upon request to FLIR.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

OUR BUSINESS

General

We are a world leader in the design, manufacture and marketing of thermal imaging systems. Our products are used in a wide variety of applications in commercial, industrial and government markets, internationally as well as domestically. We offer a variety of system configurations to suit specific customer requirements. Our business is organized into three divisions: Thermography, Commercial Vision Systems and Government Systems.

Thermography division products are generally sold for commercial and industrial applications, typically where imaging and temperature measurement together are required. Products range from highly sensitive cameras with extensive analytic capabilities and sophisticated image processing to less expensive cameras offering excellent performance and value for less demanding applications. Our Thermography products range in price from $3,000 for a handheld camera for building inspection to over $150,000 for our most sophisticated science cameras. Our strategy in this business is to continue to develop products for high-end applications while introducing new products at lower price points, and capitalize on highly price-elastic demand in numerous emerging markets. Key end-user markets (and related products) include:

•	Predictive Maintenance

•	Research & Development

•	Manufacturing Process Control

•	Building Inspection

•	Gas Detection

•	Emerging Thermography

•	Training

Commercial Vision Systems (“CVS”) is focused on emerging commercial markets for infrared imaging technology where the primary need is to see at night or in adverse conditions. As the cost of infrared technology has declined, demand in large untapped markets such as commercial security, automotive, marine, airborne and first responder markets has grown rapidly. CVS has focused its efforts on expanding distribution, accelerating design cycles, reducing manufacturing costs and providing excellent customer service in these markets. Our infrared sensor business, which sells focal plane arrays and camera cores internally as well as to third parties on an original equipment manufacturer (“OEM”) basis, is also a part of CVS. CVS products range in price from under $2,000 for an OEM imaging core to more than $450,000 for a high definition airborne electronic news gathering broadcast system. Significant markets for CVS products today include:

•	Perimeter Security

•	Automotive and other Transportation Night Vision

•	Marine

•	Electronic News Gathering

•	Law Enforcement

•	OEM Markets

Government Systems (“GS”) is focused on government customers and markets where very high performance is required. Typical applications include surveillance, force protection, drug interdiction, search and rescue, special operations and target designation. We address these markets through either a commercial off-the-shelf (“COTS”) model, or a commercially developed, military qualified (“CDMQ”™) model. Products developed under the COTS model are applicable to a range of government customers and markets but are also appropriate for military applications. CDMQ refers to those circumstances where we develop products that are specifically designed to meet military specifications. In both the COTS and CDMQ product development models, we use internally generated funds for research and development, and generally own all rights to the products and their design. We have increased our emphasis on CDMQ as a development strategy, and it is a growing part of our GS business. We also periodically accept government funded design and development contracts. GS products are often customized for specific applications, and frequently incorporate additional sensors, including visible light cameras, low light cameras, laser rangefinders, laser illuminators and laser designators. GS products range in price from $30,000 for our hand-held and fixed security systems to over $1 million for our most advanced stabilized laser designation systems. The Government Systems market primarily consists of the following end-user market segments:

•	Search and Rescue

•	Force Protection

•	Border and Maritime Patrol

•	Surveillance and Reconnaissance

•	Targeting

•	Federal Drug Interdiction

For the nine months ended September 30, 2008 and the year ended December 31, 2007, revenues from the Thermography division were $239.4 million and $261.8 million, respectively (31% and 34%, respectively, of total revenues for each period). Revenues from the CVS division for the same periods were $138.2 million and $135.2 million, respectively (18% and 17%, respectively, of total revenues for each period). Revenues from the GS division for the same periods were $397.0 million and $382.3 million, respectively (51% and 49%, respectively, of total revenues for each period). We generate our revenues from a diversified mix of corporate and government customers, both domestic and abroad. For the nine months ended September 30, 2008 and the year ended December 31, 2007, domestic sales were 64% and 61% of our revenues, respectively, and international sales were 36% and 39% of our revenues, respectively. In addition, for the nine months ended September 30, 2008 and the year ended December 31, 2007, aggregate sales to United States Government agencies were 10% and 39% of our revenues, respectively. No one agency accounted for more than 10% of total sales in either period.

FLIR Systems, Inc. is an Oregon corporation and was incorporated in 1978. The Company’s headquarters are located at 27700 SW Parkway Avenue, Wilsonville, Oregon 97070-8238, and the telephone number at this location is (503) 498-3547. Information about the Company is available on our website at www.flir.com. The contents of our website are not incorporated by reference herein and are not deemed to be part of this Offer to Exchange.

RECENT DEVELOPMENTS

On February 5, 2009, the Company announced its results for the quarter and fiscal year ended December 31, 2008. The results have not yet been audited by the Company’s independent auditors.

Financial results for the quarter ended December 31, 2008.

For the fourth quarter ended December 31, 2008, the Company’s revenue was $302.3 million, up 25% compared to fourth quarter 2007 revenue of $242.6 million. Operating income for the fourth quarter of 2008 was $88.1 million, up 40% from $62.9 million in the fourth quarter of 2007. Net income for the fourth quarter of 2008 was $65.3 million, or $0.41 per diluted share, compared with net income of $46.6 million, or $0.30 per diluted share, in the fourth quarter of 2007. Cash provided by operations during the fourth quarter of 2008 was $90.1 million.

Revenue from the Company’s Government Systems division in the fourth quarter of 2008 increased 50% over the fourth quarter of 2007, to $172.0 million, driven by strength in airborne and land-based applications. Revenue from the Company’s Commercial Vision Systems division increased 12% in the fourth quarter of 2008 over the fourth quarter of 2007, to $42.4 million, reflecting strong growth in the security and surveillance market. Revenue from the Company’s Thermography division in the fourth quarter of 2008 decreased 3% from the fourth quarter of 2007, to $87.9 million. Excluding the effect of exchange rates, total Thermography revenue increased by approximately 3% in the fourth quarter of 2008. The Extech Instruments and Cedip Infrared Systems acquisitions contributed approximately $13.2 million in Thermography revenue in the fourth quarter of 2008 compared with $5.4 million in the fourth quarter of 2007. Thermography unit volumes, excluding Extech and Cedip products, increased by 33% in the fourth quarter of 2008 compared to the fourth quarter of 2007.

Financial results for the fiscal year ended December 31, 2008.

The Company’s revenue for the fiscal year ended December 31, 2008 was $1,077.0 million, up 38% compared to $779.4 million for the fiscal year ended December 31, 2007. Operating income for 2008 was $284.5 million, up 48% from $191.8 million during 2007. Net income for 2008 was $203.7 million, or $1.28 per diluted share, compared with 2007 net income of $136.7 million, or $0.89 per diluted share. Cash provided by operations during 2008 was $218.3 million.

The backlog of firm orders for delivery within the next twelve months was approximately $663 million at December 31, 2008, an increase of $13 million during the fourth quarter, and an increase of $270 million, or 69%, compared with backlog at December 31, 2007. Backlog in the Government Systems division was $552 million, up $5 million during the fourth quarter, as demand remained strong across multiple product lines. Backlog in the Commercial Vision Systems division was $91 million, up $10 million during the fourth quarter, due primarily to strong demand for its security and surveillance product lines. Backlog in the Thermography division was $19 million, down $3 million during the fourth quarter.

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue	$302,349	$242,634	$1,076,974	$779,397
Cost of goods sold	128,862	105,395	470,832	346,167

Gross profit	173,487	137,239	606,142	433,230

Operating expenses:
Research and development	21,668	20,835	89,964	72,458
Selling, general and administrative	63,740	53,540	231,687	168,940

Total operating expenses	85,408	74,375	321,651	241,398

Earnings from operations	88,079	62,864	284,491	191,832

Interest expense	2,107	2,681	8,987	10,230
Other income, net	(10,756)	(5,016)	(19,383)	(9,551)

Earnings before income taxes	96,728	65,199	294,887	191,153

Income tax provision	31,404	18,602	91,154	54,442

Net earnings	$65,324	$46,597	$203,733	$136,711

Net earnings per share:
Basic	$0.47	$0.34	$1.47	$1.02

Diluted	$0.41	$0.30	$1.28	$0.89

Weighted average shares outstanding:
Basic	139,679	136,224	138,490	134,244

Diluted	162,728	161,426	162,901	159,241

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$289,442	$203,681
Accounts receivable, net	239,183	203,371
Inventories	207,487	179,366
Prepaid expenses and other current assets	59,824	58,056
Deferred income taxes, net	16,566	11,033

Total current assets	812,502	655,507

Property and equipment, net	122,304	120,873
Deferred income taxes, net	5,047	2,237
Goodwill	225,685	176,230
Intangible assets, net	56,174	52,819
Other assets	22,195	16,650

	$1,243,907	$1,024,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$4	$19,000
Accounts payable	47,823	53,990
Deferred revenue	27,554	14,371
Accrued payroll and related liabilities	43,337	39,431
Accrued product warranties	7,826	6,594
Advance payments from customers	19,183	9,156
Other current liabilities	26,527	14,600
Accrued income taxes	—	3,752
Current portion of long-term debt	21	7

Total current liabilities	172,275	160,901

Long-term debt	190,318	207,889
Deferred income taxes	5,983	1,902
Accrued income taxes	5,697	4,295
Pension and other long-term liabilities	29,572	26,054

Commitments and contingencies

Shareholders’ equity	840,062	623,275

	$1,243,907	$1,024,316

PURPOSE OF THE OFFER

The purpose of the offer is to reduce the amount of our outstanding debt and interest expense. Tendered Notes accepted by us for exchange will be delivered to the trustee under the indenture relating to the Notes and will be retired and cancelled.

USE OF SECURITIES ACQUIRED

The Notes exchanged in connection with the offer will be retired and cancelled. FLIR will not receive any cash proceeds from the offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains or incorporates by reference documents containing forward-looking statements regarding future events and the future results of the Company that are based on management’s current expectations, estimates, projections, and assumptions about the Company’s business. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “sees,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including, but not limited to, those discussed in “Risk Factors” in this Offer to Exchange, the risk factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any risk factors discussed from time to time in the Company’s other SEC filings and reports. In addition, such statements could be affected by general industry and market conditions. Such forward-looking statements speak only as of the date of this Offer to Exchange or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this Offer to Exchange. If we update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

We are “incorporating by reference” certain information we file with the SEC into this Offer to Exchange, which means that we may disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Offer to Exchange. We incorporate by reference into this Offer to Exchange the documents listed below, which were filed with the SEC, and such documents form an integral part of this Offer to Exchange. If we file any additional documents with the SEC during the offer period that we believe should be incorporated into this Offer to Exchange by reference, we will amend the Schedule TO filed in connection with this offer accordingly, and such additional documents will thereby be incorporated by reference herein.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Report on Form 8-K filed on February 14, 2008; and

•	Registration Statements on Forms 8-A filed on June 15, 1993 relating to the Common Stock and June 11, 1999 relating to the Company’s Shareholder Rights Plan.

Any statement contained in this Offer to Exchange or in a document (or part thereof) incorporated by reference in this Offer to Exchange shall be considered to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained in this Offer to Exchange or in any other subsequently filed document (or part thereof) that is incorporated by reference in this Offer to Exchange modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offer to Exchange.

Copies of each of the documents incorporated by reference into this Offer to Exchange (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting the Information Agent, or FLIR at the following addresses and telephone numbers:

Global Bondholder Services Corporation	FLIR Systems, Inc.
65 Broadway, Suite 723	27700 SW Parkway Avenue
New York, New York 10006	Wilsonville, Oregon 97070
Attn: Corporate Actions	Attention: Investor Relations
Banks and Brokers, call Collect: (212) 430-3774	Toll-free: (800) 322-3731
All others call Toll-free: (866) 470-4200

FLIR is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and information statements and other information with the SEC. You may read and copy any document FLIR files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. FLIR’s filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

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RISK FACTORS

Your decision whether to participate in the offer, and to exchange the Notes for the Offer Consideration will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the offer.

RISKS TO HOLDERS OF NON-TENDERED NOTES

The following risks specifically apply to the extent a holder of Notes elects not to participate in the offer. Whether or not you elect to tender your Notes, you should also review the risks attendant to being an investor in our equity and debt securities that are described below under “—Risks Related to Our Business.”

There will be less liquidity in the market for non-tendered Notes, and the market prices for non-tendered Notes may therefore decline.

If the offer is consummated, the aggregate principal amount of outstanding Notes will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered Notes. An issue of securities with a small aggregate principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Notes that are not validly tendered in the offer or are validly withdrawn may be adversely affected. The reduced float also may tend to make the trading prices of Notes that are not exchanged more volatile than those which had previously prevailed.

The trading price for the Notes that remain outstanding after the exchange offer will be affected by the trading price of our Common Stock.

Because the Notes are convertible into shares of our Common Stock, the trading price of the Notes is directly affected by factors affecting the trading price of our Common Stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our Common Stock or whether interest rates will rise or fall or whether our credit ratings will improve or decline in the future. The trading price of our Common Stock will be influenced by several factors, many of which are out of our control, including those described in this Offer to Exchange below under “—Risks Related to Our Business.”

RISKS TO HOLDERS OF COMMON STOCK ISSUED IN THE OFFER

The following risks specifically apply only to holders of Common Stock issued in the offer and should be considered, along with the other risk factors, by holders of the Notes. Whether or not you elect to tender your Notes, you should also review the risks attendant to being an investor in equity and debt securities that are described below under “—Risks Related to Our Business.”

The Offer Consideration does not reflect any independent valuation of the Notes or the Common Stock.

We have not obtained or requested, and do not intend to obtain or request, a valuation or fairness opinion from any banking or other firm as to the value or fairness of the Offer Consideration or the relative values of Notes and Offer Consideration. If you tender your Notes, you may or may not receive more than or as much value as if you choose to keep them.

By tendering Notes, you will lose the rights associated with those Notes.

If you validly tender and do not validly withdraw Notes in the offer and we accept them for exchange, you will lose your rights as a holder of Notes, which are described in the sections of this Offer to Exchange entitled “Comparison of Rights of Holders of Notes and Holders of Common Stock” and “Description of Notes,” with respect to those Notes. For example, you will lose the right to receive interest at the annual rate of 3% of the principal amount with respect to the Notes you tender.

The offer may not be consummated.

We will not be obligated to complete the offer under certain circumstances. If, in our reasonable discretion, any of the conditions to the offer is not satisfied, we will not be obligated to accept any Notes tendered in the offer. See “Description of the Offer-Conditions to the Offer” for a list of the conditions to the consummation of the offer.

A holder of Notes participating in the offer will become subject to all of the risks, uncertainties, and volatility faced by holders of the Common Stock, which may be different from or greater than those associated with holding the Notes.

A holder of Notes participating in the offer will become subject to all of the risks and uncertainties associated with ownership of our Common Stock. The market price of our Common Stock can be subject to significant fluctuations due to a variety of factors, including those related to our business discussed below under “—Risks Related to Our Business.” These risks may be different from or greater than those associated with holding the Notes. A holder exchanging Notes for Common Stock will forego the right to receive future interest payments on the Notes and to receive priority over the equity holders of FLIR in the event that we become subject to a bankruptcy or similar proceeding. As such, a holder of Notes participating in the exchange may have greater exposure to the risks and uncertainties facing the Company generally. See “—Risks Related to Our Business.”

The Common Stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of Common Stock are equity interests. This means the shares of Common Stock will rank junior to any preferred stock that we may issue in the future, to our indebtedness and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on the Common Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of Common Stock, (i) dividends are payable only when and if declared by our Board of Directors or a duly authorized committee of the Board and (ii) as a corporation, we are restricted from making dividend payments and redemption payments out of legally available assets. FLIR has never paid a dividend on its Common Stock and has no current intention to pay dividends in the future. Further, the Common Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to shareholders generally.

The market price of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NASDAQ Global Select Market.

The market price of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NASDAQ Global Select Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our Common Stock and (ii) sales of substantial amounts of our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are not restricted from issuing additional Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market price of our Common Stock or preferred stock could decline as a result of sales of a large number of shares of Common Stock or preferred stock or similar securities in the market after consummation of this offer or the perception that such sales could occur.

RISKS RELATED TO OUR BUSINESS

General economic conditions and the current global financial crisis may adversely affect our business, operating results and financial condition.

Our operations and performance depend significantly on worldwide economic conditions and their impact on levels of consumer spending, which have recently deteriorated significantly and may remain depressed, or be subject to further deterioration. Economic factors that could influence demand for the Company’s products include uncertainty about current global economic conditions, changes in government spending priorities, the size and availability of municipal budgets, conditions in the real estate and mortgage markets, access to credit, consumer confidence, and other macroeconomic factors affecting government, industrial, or consumer spending behavior.

The recent distress in the financial markets has resulted in reduced liquidity and a tightening of credit markets. As a result of these conditions, the Company could experience several potential adverse effects, including the inability of customers to obtain credit to finance purchases of the Company’s products, the insolvency of customers resulting in reduced sales and bad debts, the insolvency of key suppliers resulting in product development delays and difficulty accessing capital resources.

Our primary markets are volatile and unpredictable.

Our business depends on the demand for our thermal imaging systems in a variety of commercial, industrial, and government markets In the past, the demand for our products in these markets has fluctuated due to a variety of factors, some of which are beyond our control, including:

•	general economic conditions, both domestically and internationally;

•	the timing, number and size of orders from, and shipments to, our customers, as well as the relative mix of those orders;

•	variations in the volume of orders for a particular product or product line in a particular quarter;

•	the size and timing of new contract awards;

•	the timing of the release of government funds for procurement of our products; and

•	the timing of orders and shipments within a given quarter, as a significant portion of our sales are frequently concentrated in the last week or days of a quarter.

Seasonal fluctuations in our operating results, particularly the increase in sales we generally experience every year in the fourth quarter, result from:

•	the seasonal pattern of contracting by the United States government and certain foreign governments;

•	the frequent requirement of international customers to take delivery of equipment prior to January due to funding considerations; and

•	the tendency of commercial enterprises to fully utilize annual capital budgets prior to expiration.

We depend on the U.S. government for a material portion of our business and changes in government spending could adversely affect our business.

We derive significant revenue from contracts or subcontracts with U.S. government agencies. A significant reduction in the purchase of our products by these agencies would have an adverse effect on our business. For the nine months ended September 30, 2008 and the fiscal years ended December 31, 2007, 2006 and 2005, approximately 41%, 39%, 32% and 33%, respectively, of our revenues were derived directly or indirectly from contracts with the U.S. government and its agencies. Recently, a higher percentage of our contracts have been larger Indefinite Delivery, Indefinite Quantity (IDIQ) contracts. The funding of contracts awarded to us depends on the overall U.S. government budget and appropriation process, which is beyond our control. In addition, at its discretion, the U.S. government may change its spending priorities and/or terminate, reduce or modify contracts.

As a U.S. government contractor, we are subject to a number of procurement rules and regulations.

Government contractors must comply with specific procurement regulations and other requirements and are subject to routine audits and investigations by U.S. government agencies. If we fail to comply with these rules and regulations, the results could include: reductions in the value of contracts; contract modifications or termination; the assessment of penalties and fines; and/or suspension or debarment from government contracting or subcontracting for a period of time or permanently.

Our future success will depend on our ability to respond to the rapid technological change in the markets in which we compete and our ability to introduce new or enhanced products, and enter into new markets.

The thermal imaging industry is characterized by rapid technological developments and frequent new product introductions, enhancements and modifications. Our ability to develop new products and technologies that anticipate changing customer requirements, reduce costs and otherwise retain or enhance our competitive position in existing and new markets will be an important factor in our future results from operations. We will continue to make substantial capital expenditures and incur significant research and development costs to improve our manufacturing capability, reduce costs and develop and introduce new products and enhancements. If we fail to develop and introduce new products and technologies in a timely manner, our business, financial condition and results of operations would be adversely affected. In addition, we cannot be certain that our new products and technologies will be successful or that customers will accept any of our new products.

We must successfully manage an increasingly complex global organization.

As the revenue of the Company has increased, the size and scope of the Company’s worldwide operations have also increased substantially. Worldwide operations have grown to accommodate the design, manufacture and marketing of numerous product lines across each of our three divisions, in a vertically integrated manufacturing environment. Significant management time and effort is required to effectively manage the increased complexity of the business. Our failure to successfully manage the global operations could have a material adverse effect on our business, financial condition and results of operations. In addition, we manufacture our products at various facilities. Our inability to continue to manufacture our products at one or more of our facilities as a result of, for example, an earthquake, a prolonged power outage, fire or other natural disaster, could prevent us from supplying products to our customers, and could have a material adverse effect on our business, financial condition and results of operations.

We face risks from international sales.

We market and sell our products worldwide and international sales have accounted for, and are expected to continue to account for, a significant portion of our revenue. For the nine months ended September 30, 2008 and the fiscal years ended December 31, 2007, 2006 and 2005, international sales accounted for 36%, 39%, 45% and 44% respectively, of our total revenue. Our international sales are subject to a number of risks, including:

•	the imposition of and changes to governmental controls;

•	restrictions on the export of critical technology;

•	trade restrictions;

•	difficulty in collecting receivables;

•	inadequate protection of intellectual property;

•	labor union activities;

•	changes in tariffs and taxes;

•	difficulties in staffing and managing international operations;

•	political and economic instability; and

•	general economic conditions.

No assurance can be given that these factors will not have a material adverse effect on our future international sales and operations and, consequently, on our business, financial condition and results of operations.

Operating margins may be negatively impacted by a downturn in sales.

Our expense levels are based, in part, on our expectations regarding future sales, and these expenses are largely fixed, particularly in the short term. Some expenses, such as those related to research and development activities, would be maintained in the event of a sales downturn, in order to maintain and enhance the long-term competitiveness of the Company. In addition, to enable us to promptly fill orders, we maintain inventories of finished goods, components and raw materials. As a result, we commit to considerable costs in advance of anticipated sales. Accordingly, we may not be able to reduce our costs in a timely manner to compensate for any unexpected shortfall between forecasted and actual sales. Any significant shortfall of sales may result in us carrying higher levels of inventories of finished goods, components and raw materials thereby increasing our risk of inventory obsolescence and corresponding inventory write-downs and write-offs.

Competition in the markets for thermal imaging equipment is intense and our failure to compete effectively could adversely affect our business.

Competition in the markets for our products is intense. The speed with which companies can identify new applications for thermal imaging, develop products to meet those needs and supply commercial quantities at low prices to the market are important competitive factors. We believe the principal competitive factors in our markets are product performance, price, customer service and training, product reputation, and effective marketing and sales efforts. In addition, many of our competitors have greater financial, technical, research and development, and marketing resources than we do. All of these factors as well as the potential for increased competition from new competitors require us to continue to invest in, and focus on, research and development and new product innovation. No assurance can be given that we will be able to compete effectively in the future, and a failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Dependence on sole source and limited source suppliers of components for our products exposes us to risks that could result in delays in satisfying customer demand, increased costs and loss of revenue.

We currently rely on a number of sole source and limited source suppliers to provide certain key components for our products. We have increased our internal sources of supply for certain critical components, in particular, cooled and uncooled infrared detectors, optics and optical coatings, and laser components, but we rely on numerous sole or limited source third-party suppliers for other key components including laser designators and rangefinders, certain machined parts, optics, motors and electronic components. Many of these suppliers are small and we are often one of their most important customers. Our business, financial condition and results of operations could be materially and adversely affected in the event that we are unable to source certain of these components on a timely basis or if such components are defective or they do not otherwise meet our performance standards.

Based on past experience, we expect to occasionally receive late deliveries or to experience inadequate supplies of certain components. If critical components provided by any significant supplier become unavailable, our manufacturing operations could be disrupted. Unless we have sufficient lead-time and are otherwise able to identify and qualify acceptable replacement components or redesign our products with different components, we might not be able to obtain necessary components on a timely basis or at acceptable prices. Any extended interruption in the supply of sole or limited source components could have a material adverse effect on our business, financial condition and results of operations.

Our future success depends in part on attracting and retaining key senior management and qualified technical, sales and other personnel.

Our future success depends in part on the efforts and continued services of our key executives and our ability to attract and retain qualified technical, sales and other personnel. Significant competition exists for such personnel and we cannot assure the retention of our key executives, technical and sales personnel or our ability to attract, integrate and retain other such personnel that may be required in the future. As permitted by applicable law, our key personnel have signed non-competition agreements which limit their ability to join or establish companies that directly or indirectly compete with us. We cannot, however, assure that employees will not leave and subsequently compete against us. If we are unable to attract and retain key personnel, our business, financial condition and results of operations could be adversely affected.

We may be unable to successfully integrate recent or future acquisitions into our operations, thereby disrupting our business and harming our financial condition and results of operations.

We have made several acquisitions of various sizes during our history, including six in the past six years. Our most recent acquisitions include Cedip Infrared Systems and Ifara Technologies, S.L. in 2008 and Extech Instruments Corporation in 2007. The integration of businesses, personnel, product lines and technologies is often difficult, time consuming and subject to significant risks. For example, we could lose key personnel from companies that we acquire, incur unanticipated costs, lose major sources of revenue, fail to integrate critical technologies, suffer business disruptions, fail to capture anticipated synergies, fail to establish satisfactory internal controls, or incur unanticipated liabilities or expenses. Any of these difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and decrease our revenue.

We frequently evaluate strategic opportunities available to us and it is possible that we will make additional acquisitions in the future. Such acquisitions may range in size and complexity. Any future acquisitions are subject to the risks described above. Furthermore, we might assume or incur additional debt or issue additional equity securities to pay for future acquisitions. Additional debt may negatively impact our results and increase our financial risk, and the issuance of any additional equity securities could dilute our then existing shareholders’ ownership. No assurance can be given that we will realize anticipated benefits of any future acquisitions, or that any such acquisition or investment will not have a material adverse effect on our business, financial condition and results of operations.

We may experience impairment in the value of our tangible and intangible assets.

Our industry is subject to rapid changes in technology, which may result in unexpected obsolescence or impairment of our assets. As of September 30, 2008, our intangible assets, including goodwill, totaled $285.7 million and represented 24% of our total assets. Most of these intangibles are the result of acquisitions in which the purchase price exceeded the value of the tangible assets acquired. We amortize certain of these intangibles over their anticipated useful life, and review goodwill for impairment annually. To date we have not experienced any impairment of our intangible assets, but there can be no assurance that we will not experience such impairment in the future. In addition, certain of our tangible assets such as inventory and machinery and equipment may experience impairment in their value as a result of such events as the introduction of new products, changes in technology or changes in customer demand patterns. We depreciate our machinery and equipment at levels we believe are adequate; however, there can be no assurances that there will not be a future impairment that may have a material impact on our business, financial condition and results of operations.

We face risks from currency fluctuations.

Historically, currency fluctuations have affected our operating results. Changes in the value of foreign currencies in which our sales are denominated or costs are incurred have in the past caused, and could in the future cause, fluctuations in our operating results. We seek to reduce our exposure to currency fluctuations by denominating, where possible, our international sales in U.S. dollars. With respect to international sales denominated in U.S. dollars, a decrease in the value of foreign currencies relative to the U.S. dollar could make our products less price competitive.

Our inability to protect our intellectual property and proprietary rights and avoid infringing the rights of others could harm our competitive position and our business.

Our ability to compete successfully and achieve future revenue growth depends, in part, on our ability to protect our proprietary technology and operate without infringing the rights of others. To accomplish this, we rely on a combination of patent, trademark and trade secret laws, confidentiality agreements and contractual provisions to protect our proprietary rights. Many of our proprietary rights are held in confidence as trade secrets and are not covered by patents, making them more difficult to protect. Although we currently hold U.S. patents covering certain aspects of our technologies and products, and we are actively pursuing additional patents, we cannot be certain that we will obtain additional patents or trademarks on our technology, products and trade names. Furthermore, we cannot be certain that our patents or trademarks will not be challenged or circumvented by our competitors or that measures taken by us to protect our proprietary rights will adequately deter their misappropriation or disclosure. Any failure by us to meaningfully protect our intellectual property could have a material adverse effect on our business, financial condition and results of operations. Moreover, because intellectual property does not necessarily prevent our competitors from entering the thermal imaging industry, there can be no assurance that we will be able to maintain our competitive advantage or that our competitors will not develop capabilities equal or superior to ours.

Litigation over patents and other intellectual property is common in our industry. We cannot be sure that we will not be the subject of patent or other litigation in the future or that we will not assert claims in litigation to protect our intellectual property. Lawsuits defending or prosecuting intellectual property claims and related legal and administrative proceedings could result in substantial expense to us and significant diversion of effort of our personnel. An adverse determination in a patent suit or in any other proceeding to which we may be a party could subject us to significant liabilities, result in the loss of intellectual property rights we claim or impact our competitive position. Additionally, an adverse determination could require us to seek licenses from third parties. If such licenses are not available on commercially reasonable terms or at all, our business, financial condition and results of operations could be adversely affected.

We may not be successful in obtaining the necessary export licenses to conduct operations abroad, and the U.S. government may prevent proposed sales to foreign governments.

Export licenses are required from U.S. government agencies under the Export Administration Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976 for export of many of our products. We can give no assurance that we will be successful in obtaining these licenses. Recently, heightened government scrutiny of export licenses for products in our markets has resulted in lengthened review periods for our license applications. Failure to obtain or delays in obtaining these licenses would prevent or delay us from selling our products outside the United States and could have a material adverse effect on our business, financial condition and results of operations.

Our products may suffer from defects or errors leading to substantial damage or warranty claims.

We include complex system designs and components in our products that may contain errors or defects, particularly when we incorporate new technology into our products or release new versions. If any of our products are defective, we might be required to redesign or recall those products or pay substantial damages or warranty claims. Such an event could result in significant expenses (including expenses arising from product liability and warranty claims), disrupt sales and affect our reputation and that of our products, which could have a material adverse effect on our business, financial condition and results of operations. We maintain product liability insurance but cannot be certain that it is adequate or will remain available on acceptable terms.

We have indebtedness represented by the Notes and are subject to certain restrictive covenants under our credit facility which may limit our operational and financial flexibility.

We have a $300 million revolving credit agreement. The credit agreement contains five financial covenants that require the maintenance of certain leverage ratios, in addition to minimum levels of EBITDA and consolidated net worth, a maximum level of capital expenditures and, commencing December 31, 2009, a minimum liquidity of cash and availability under the credit agreement. As of February 2, 2009, there were no amounts borrowed and outstanding under the credit agreement. The credit agreement expires October 6, 2011. Additionally, in June 2003, we issued the Notes, of which as of February 2, 2009 approximately $191.4 million aggregate principal amount were outstanding.

Our ability to meet our debt service obligations and comply with the financial covenants under our credit facility will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. Our inability to comply with the required financial covenants could result in a default under the credit agreement. In the event of any such default, the lenders under our credit facility could elect to declare all outstanding debt, accrued interest and fees under the facility to be due and immediately payable. If we are unable to repay any of this debt when due, the lenders under our credit facility could foreclose on our assets pledged to them as security.

Changes in our effective tax rate may have an adverse effect on our results of operations.

Our future effective tax rate may be adversely affected by a number of factors including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from tax audits with various tax authorities;

•	changes in the valuation of our deferred tax assets and liabilities;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	increases in expenses not deductible for tax purposes;

•	changes in available tax credits;

•	changes in share-based compensation expense;

•	changes in tax laws or the interpretation of such tax laws and changes in generally accepted accounting principles; and/or

•	the repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes.

Any significant increase in our future effective tax rates could adversely impact net income for future periods. In addition, the U.S. Internal Revenue Service (“IRS”) and other tax authorities regularly examine our income tax returns. Our financial condition and results of operations could be adversely impacted if any assessments resulting from the examination of our income tax returns by the IRS or other taxing authorities are not resolved in our favor.

Oregon law, our charter documents and our shareholder rights plan contain provisions that could discourage or prevent a potential takeover, even if the transaction would benefit our shareholders.

Other companies may seek to acquire or merge with us. An acquisition or merger of our Company could result in benefits to our shareholders, including an increase in the value of Common Stock. Some provisions of our Articles of Incorporation and Bylaws, including our ability to issue preferred stock without further action by our shareholders, as well as provisions of Oregon law and our shareholder rights plan, may discourage, delay or prevent a merger or acquisition that a shareholder may consider favorable.

PRICE RANGE OF COMMON STOCK AND FLIR’S DIVIDEND POLICY

Our Common Stock has been traded on the NASDAQ Global Market (formerly the NASDAQ National Market System) since June 22, 1993, under the symbol “FLIR.” The following table sets forth, for the quarters indicated, the high and low closing sales price for our Common Stock as reported on the NASDAQ Global Select Market, a segment of the NASDAQ Global Market.

	High	Low
First Quarter 2007	17.96	15.02
Second Quarter 2007	23.12	17.71
Third Quarter 2007	28.44	21.38
Fourth Quarter 2007	36.35	28.19
First Quarter 2008	33.15	23.69
Second Quarter 2008	41.38	28.72
Third Quarter 2008	45.10	33.29
Fourth Quarter 2008	39.21	24.63
First Quarter 2009 (through February 2)	31.76	24.60

On February 2, 2009, the last reported sales price of our Common Stock on the NASDAQ Global Select Market was $24.60 per share.

We have never paid cash dividends on our Common Stock. We intend to retain earnings for use in our business and, therefore, do not anticipate paying cash dividends in the foreseeable future.

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CAPITALIZATION

The following table is for illustrative purposes only, and the assumptions contained therein are not intended to indicate FLIR’s expectations as to the level of participation in the offer.

The following table sets forth as of September 30, 2008, on a consolidated basis:

•	the actual capitalization of FLIR;

•

the capitalization of FLIR on a pro forma basis to reflect (i) the actual conversion of approximately $18.6 million principal amount of Notes since September 30, 2008 and (ii) the consummation of the offer assuming the exchange of the aggregate principal amount of Notes outstanding as of February 2, 2009 for approximately $3,828,380 in cash (funded out of available cash) and approximately 17,251,139 shares of Common Stock (with the Common Stock valued for purposes of this table at the closing price of the Common Stock on February 2, 2009). *

This table should be read in conjunction with the “Selected Historical Consolidated Financial Data” elsewhere in this Offer to Exchange and FLIR’s audited and unaudited consolidated financial statements and related notes that are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, each of which is incorporated by reference into this Offer to Exchange.

*	As of September 30, 2008, approximately $210.0 million principal amount of Notes were outstanding. Since that date, approximately $18.6 million principal amount of Notes have been converted, with approximately $191.4 million principal amount of Notes outstanding as of February 2, 2009.

	Actual September 30, 2008		Pro Forma September 30, 2008
	(in thousands, except for par value)
Debt:
Convertible Debt, net of unamortized issuance costs	$208,536	*	$—
Note payable	1,167		1,167

Total debt	209,703		1,167
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at September 30, 2008	—		—
Common stock, $0.01 par value, 500,000 shares authorized, 138,805 shares issued at September 30, 2008 (157,730 shares issued on a pro forma basis) and additional paid-in capital**	221,211		430,936
Retained earnings	527,443		524,353
Accumulated other comprehensive earnings	19,142		19,142

Total shareholder’s equity	767,796		974,431

Total Capitalization	$977,499		$975,598

*	Since September 30, 2008, approximately $18.6 million principal amount of Notes have been converted.
**	At September 30, 2008, the Company had outstanding option and restricted stock units relating to an aggregate of 11,445,283 shares of Common Stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables sets forth selected historical financial information for FLIR on a consolidated basis that is derived from and should be read in conjunction with its: (i) unaudited financial statements as of and for the nine months ended September 30, 2008 and September 30, 2007, which are incorporated by reference into this Offer to Exchange; (ii) audited financial statements for the fiscal years ended December 31, 2005, 2006 and 2007 and as of December 31, 2006 and 2007, which are incorporated by reference into this Offer to Exchange; and (iii) audited financial statements for the fiscal years ended December 31, 2003 and 2004 and as of December 31, 2003, 2004 and 2005, which are not incorporated by reference into this Offer to Exchange. The historical financial information presented may not be indicative of our future performance. In addition, our results for the nine months ended September 30, 2008 are not necessarily indicative of results to be expected for the entire fiscal year ending December 31, 2008.

The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and in conjunction with our financial statements and the corresponding notes, which are incorporated by reference in this Offer to Exchange.

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
			(in thousands, except per share amounts)
Statement of Income Data:
Revenue	$774,624	$536,763	$779,397	$575,000	$508,561	$482,651	$311,979
Cost of good sold	341,969	240,772	346,167	260,087	231,867	233,492	146,454

Gross profit	432,655	295,991	433,230	314,913	276,964	249,159	165,525
Operating expenses:
Research and development	68,296	51,623	72,458	60,584	51,514	45,796	30,665
Selling, general and administrative	167,946	115,400	168,940	117,374	99,227	95,605	68,253

Total operating expenses	236,242	167,023	241,398	177,958	150,741	141,401	98,918

Earnings from operating	196,413	128,968	191,832	136,955	125,953	107,758	66,607
Interest expense and other expense net	(1,747)	3,014	679	4,344	3,729	9,217	5,978

Earnings before income taxes	198,160	125,954	191,153	132,611	122,224	98,541	60,629
Income tax provision	59,750	35,840	54,442	31,715	31,459	27,897	18,748

Net earnings	$138,410	$90,114	$136,711	$100,896	$90,765	$70,644	$41,881

Net earnings per share: (1)
Basic	$1.00	$0.67	$1.02	$0.74	$0.65	$0.52	$0.31

Diluted	$0.87	$0.59	$0.89	$0.66	$0.58	$0.46	$0.29

	September 30,		December 31,
	2008	2007	2007	2006	2005	2004	2003
			(in thousands)
Balance Sheet Data:
Working capital	$567,512	$463,544	$494,606	$316,097	$316,335	$276,642	$310,710
Total current assets	748,950	598,501	655,507	486,470	408,997	367,418	382,113
Total non-current assets	438,925	333,696	368,809	311,678	280,426	255,028	66,425
Total assets	1,187,875	932,197	1,024,316	798,148	689,423	622,446	448,538
Short-term debt	1,131	7	19,007	45,507	56	105	—
Total current liabilities	181,438	134,957	160,901	170,373	92,662	90,776	71,403
Long-term debt. excluding current portion	208,572	207,672	207,889	207,024	206,155	205,335	204,369
Non-current liabilities	238,641	240,839	240,140	229,023	239,780	228,172	215,244
Total shareholders’ equity	767,796	556,401	623,275	398,752	356,981	303,498	161,891

(1)	The per share amounts have been restated for all periods presented to reflect the two-for-one stock split effected on December 10, 2007.

The book value per share of Common Stock as of September 30, 2008 (calculated as total shareholders’ equity divided by the number of (basic) shares of Common Stock outstanding on that date) was $5.53.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for FLIR and its consolidated subsidiaries for the periods indicated. In calculating the ratio of earnings to fixed charges, earnings include pre-tax earnings from continuing operations plus fixed charges. Fixed charges are the sum of interest on indebtedness, amortization of debt discount and expense and the portion of net rental expense deemed representative of the interest component. Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006
Ratio of Earnings to Fixed Charges	29.80	17.68	19.69	15.81

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DESCRIPTION OF THE OFFER

Terms of the Offer

Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal, we are offering to exchange any and all of the Notes for cash and Common Stock (including the accompanying preferred stock purchase rights). Notes that are validly tendered, not validly withdrawn and accepted in the offer will be retired and cancelled. No accrued interest will be paid in respect of any Notes that are validly tendered for exchange and not validly withdrawn and are accepted by FLIR pursuant to the offer.

We are not required to issue fractional shares of our Common Stock upon conversion of Notes, nor will we issue fractional shares of Common Stock as part of the Offer Consideration. Instead, we will only issue whole shares of Common Stock and will pay a cash adjustment for any fractional share based upon the market price of our Common Stock on the last trading day before the Expiration Date.

We are making the offer to holders of Notes in reliance upon the exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Notes. Our officers, directors and employees may solicit tenders from holders of our Notes and will answer inquiries concerning the offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries. For a discussion regarding whether Common Stock received by a holder of Notes pursuant to the offer would be freely tradable or a “restricted security” under U.S. securities laws, see “Certain Securities Laws Considerations.”

Holders of Notes may elect to tender or not tender their Notes in the offer; holders do not have appraisal rights relating to the offer. The Company will use commercially reasonable efforts to cause any Common Stock issued in the offer to be listed on the NASDAQ Global Select Market upon any such issuance.

You must make your own decision whether to tender any Notes pursuant to this Offer to Exchange. None of FLIR, FLIR’s Board of Directors or executive officers, the Exchange Agent or Information Agent or any agent or other person makes any recommendation as to whether holders should tender the Notes for exchange pursuant to this Offer to Exchange.

Expiration Date

For purposes of the offer, the term “Expiration Date” means 5:00 p.m., New York City time, on March 9, 2009, subject to our right to extend that time and date with respect to the offer in our absolute discretion, in which case the Expiration Date means the latest time and date to which the offer is extended. Any extension, amendment, waiver or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as provided below.

Extension, Termination or Amendment

We have the right to terminate or withdraw the offer, in our reasonable discretion, if the conditions to the offer are not met prior to the Expiration Date. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the offer on or prior to the Expiration Date and (ii) to amend the terms of the offer.

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which the offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law at any time prior to 9:00 A.M. New York City time, on the first business day after the previously scheduled Expiration Date. During any extension of the offer, all Notes previously tendered and not withdrawn will remain subject to the offer and may, subject to the terms and conditions of the offer, be accepted for exchange by us. See also “—Announcements.”

Any waiver, amendment or modification of the offer will apply to all Notes tendered pursuant to the offer. If we make a material change in the terms of the offer or the information concerning the offer, or waive a material condition of the offer, we will promptly disseminate disclosure regarding the changes to the offer and extend the offer, if required by law, to ensure that the offer remains open for a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the amount of Notes sought or the amount of consideration offered in the offer, we will promptly disseminate disclosure regarding the changes and extend the offer, if required by law, to ensure that the offer remains open for a minimum of ten business days from the date we disseminate disclosure regarding the changes.

We may terminate or withdraw, in our reasonable discretion, the offer at any time if any condition is not satisfied on or after the Expiration Date. In any such event, the Notes previously tendered pursuant to the offer will be promptly returned to the tendering holders.

There can be no assurance that we will exercise our right to extend, terminate or amend the offer. During any extension, and irrespective of any amendment to the offer, all Notes previously tendered and not validly withdrawn will remain subject to the offer and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the offer in accordance with applicable law.

Announcements

Any extension, termination or amendment of the offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the offer to be issued no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Notes for Exchange and Delivery of Offer Consideration

The settlement date (expected to be March 11, 2009) will be promptly following the Expiration Date. On the settlement date, the Exchange Agent will tender to us the aggregate principal amount of Notes validly tendered for exchange in the offer (and not validly withdrawn) whereupon we will deliver to the Exchange Agent for delivery to tendering holders of the Notes (i) the number of shares of Common Stock into which the Notes tendered are exchangeable in satisfaction of the shares of Common Stock the tendering holders are entitled to receive upon exchange of their Notes plus (ii) the aggregate cash portion of the Offer Consideration deliverable to tendering holders pursuant to the terms of the offer.

We will issue the Common Stock and cause it to be delivered, upon the terms of the offer and applicable laws, upon exchange of Notes validly tendered and not validly withdrawn in the offer promptly after the Expiration Date and our acceptance of the validly tendered Notes. For purposes of the offer, we will be deemed to have accepted for exchange validly tendered Notes or defectively tendered Notes with respect to which we have waived such defect, when, as and if we give written notice of such acceptance to the Exchange Agent.

The Exchange Agent will act as your agent for the purpose of receiving Common Stock from us and transmitting such Common Stock to you. Tendered Notes accepted in the offer will be delivered to the trustee under the indenture relating to the Notes and will be retired and cancelled. Tendering holders will receive the Offer Consideration for the Notes accepted for exchange.

In all cases, issuance of shares of Common Stock for Notes accepted for exchange by us pursuant to the offer will be made on the settlement date and will be credited by the Exchange Agent to the appropriate account at DTC, subject to receipt by the Exchange Agent of:

•	timely confirmation of a book-entry transfer of the Notes into the Exchange Agent’s account at DTC, pursuant to the procedures set forth in “— Procedures for Tendering Notes” below;

•	a properly transmitted Letter of Transmittal or an agent’s message in lieu thereof; and

•	any other documents required by the Letter of Transmittal.

If the conditions to the offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept tendered Notes at the Expiration Date and after we receive validly completed and duly executed Letters of Transmittal or agent’s messages (as defined in “—Procedures for Tendering Notes—Tendering of Notes Through DTC” below) with respect to any and all of the Notes validly tendered and not validly withdrawn for exchange at such time, by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our reasonable discretion, to delay acceptance for exchange of Notes validly tendered and not validly withdrawn under the offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue and pay the Offer Consideration or return the Notes deposited thereunder promptly after termination or withdrawal of the offer), or to terminate the offer and not accept for exchange any Notes not previously accepted, (i) if any of the conditions to the offer shall not have been satisfied or validly waived by us, or (ii) in order to comply in whole or in part with any applicable law. In all cases, the Offer Consideration for Notes validly tendered and not validly withdrawn pursuant to the offer will be made only after timely receipt by the Exchange Agent of (1) timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the Notes into the Exchange Agent’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) or an agent’s message in lieu thereof and (3) any other documents required by the Letter of Transmittal.

If, for any reason whatsoever, acceptance for exchange of any Notes validly tendered and not validly withdrawn pursuant to the offer is delayed (whether before or after our acceptance for exchange of the Notes) or we extend the offer or are unable to accept for exchange the Notes validly tendered and not validly withdrawn pursuant to the offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain validly tendered Notes and those Notes may not be withdrawn, subject to the circumstances described in “—Withdrawal of Tenders” below.

We will pay or cause to be paid all transfer taxes with respect to the acceptance of any Notes unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” in the Letter of Transmittal has been completed, as described in the instructions thereto.

Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted Notes or otherwise.

Market and Trading Information

The Notes are not listed on any securities exchange. Certain of the Notes may be eligible for trading on the PORTAL Market of The NASDAQ Stock Market, Inc. We cannot provide you with any information regarding any trading market or market value for the Notes. We urge you to obtain current market price information for the Notes before deciding whether to participate in the offer.

See also “Certain Securities Law Considerations” for a discussion regarding whether Common Stock received by a holder of Notes pursuant to the offer would be freely tradable or “restricted securities” under U.S. securities laws.

Procedures for Tendering Notes

General

In order to participate in the offer, you must validly tender your Notes to the Exchange Agent as described below. It is your responsibility to validly tender your Notes. We have not provided guaranteed delivery procedures in conjunction with the offer. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Tendering of Notes Through DTC

Notes in book-entry form must be tendered through DTC. DTC participants must electronically transmit their acceptance of the offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the offer and send an agent’s message to the Exchange Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from you that you have received this Offer to Exchange and accompanying Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against you.

Tendering of Notes Held in Physical Form

We believe that all of the Notes are held in book-entry form only at DTC. If you hold Notes in physical, certificated form, you will need to deposit such Notes into DTC in order to participate in the offer. If you need assistance doing so, please contact the Information Agent whose address and telephone numbers are located on the back cover page of this Offer to Exchange.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of Notes tendered thereby, by executing and delivering a Letter of Transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you (i) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Notes tendered thereby and (ii) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Notes), with full power coupled with an interest, to:

•	transfer ownership of the Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Notes for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Notes, all in accordance with the terms of the offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Notes determined by us not to be in proper form, or if the acceptance of, or exchange of, such Notes may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions to the offer that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent, the Information Agent and any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Notes or will incur any liability for failure to give any such notification. Please send all materials to the Exchange Agent and not to us or the Information Agent.

Withdrawal of Tenders

You may validly withdraw Notes that you tender at any time prior to the Expiration Date of the offer, which is 5:00 p.m., New York City time, on March 9, 2009, unless extended by us. In addition, if not previously returned, you may withdraw any Notes that you tender that are not accepted by us for exchange after 12:00 Midnight, New York City time, on April 2, 2009. You may also validly withdraw Notes that you tender if the offer is terminated without any Notes being accepted or as required by applicable law. If such a termination occurs, the Notes will be returned to the tendering holder promptly.

If you withdraw Notes, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described above for tendering outstanding Notes. A holder who validly withdraws previously tendered Notes prior to the Expiration Date and does not validly re-tender Notes prior to the Expiration Date will not receive the Offer Consideration. A holder of Notes who validly withdraws previously tendered Notes prior to the Expiration Date and validly re-tenders Notes prior to the Expiration Date and whose Notes are accepted in connection with the Offer to Exchange will receive the Offer Consideration.

If you have tendered Notes, you may withdraw those Notes by delivering a written notice of withdrawal, subject to the limitations described herein, prior to the Expiration Date or, if your Notes are not previously accepted by us for exchange, after 12:00 Midnight, New York City time, on April 2, 2009. To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted request via DTC must:

•

be received by the Exchange Agent at one of the addresses specified on the back cover of this Offer to Exchange prior to the Expiration Date (or, if your Notes are not previously accepted by us for exchange, after 12:00 Midnight, New York City time, on April 2, 2009);

•	specify the name of the holder of the Notes to be withdrawn;

•	contain the description of the Notes to be withdrawn, the number of the account at the DTC from which the Notes were tendered and the amount of Notes; and

•

be signed by the holder of the Notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the holder register the transfer of the Notes into the name of the person withdrawing the Notes.

If the Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

We will have the right, which may be waived, to reject the defective tender of Notes as invalid and ineffective. If we waive our rights to reject a defective tender of Notes, subject to the other terms and conditions set forth in this Offer to Exchange and accompanying Letter of Transmittal, you will be entitled to the Offer Consideration.

Conditions to the Offer

Notwithstanding any other provisions of the offer, we will not be required to accept for exchange, or to exchange, Notes validly tendered (and not validly withdrawn) pursuant to the offer, and, in our reasonable discretion, may terminate, amend or extend the offer or delay or refrain from accepting for exchange, or exchanging, the Notes or transferring the Offer Consideration to the holders, if any of the following shall occur:

•

there shall have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the offer that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the offer, (c) would materially impair the contemplated benefits of the offer to us or be material to holders of Notes in deciding whether to accept the offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

•

there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, would or might result in any of the consequences referred to in paragraph 1 of this section;

•

the trustee under the indenture relating to the Notes or the lenders under our credit agreement shall have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the offer or conflict with our obligations under the indenture or our credit agreement or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the offer or the acceptance of, or payment for, some or all of the Notes pursuant to the offer;

•

there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (f) in the case of any of the foregoing existing on February 2, 2009, a material acceleration or worsening thereof;

•

there has not occurred any change or development, including a prospective change or development, in our business, financial condition, assets, income, operations, prospects or stock ownership (or that of our subsidiaries) that, in our reasonable judgment, has or is reasonably likely to have a material adverse effect on us or our subsidiaries, the market price of the Notes or the value of the Notes to us; or

•

a tender or exchange offer for any or all of our shares of Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by us or any person or has been publicly disclosed.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time, in our reasonable discretion. In addition, we may terminate the offer if any condition is not satisfied in our reasonable judgment on or after the Expiration Date. Under the offer, if any of these events occur, subject to the termination rights described above, we may (i) return Notes tendered thereunder to you, (ii) extend the offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all Notes tendered thereunder until the expiration of such extended offer or (iii) amend the offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the offer. We will give holders of Notes notice of such amendments as described in this Offer to Exchange and as may be required by applicable law.

Legal and Other Limitations

Legal and Other Limitations. This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell Notes or Common Stock in any jurisdiction in which the offer is not permitted. We are not aware of any jurisdiction, where the making of the offer or its acceptance would not be legal. If we learn of any jurisdiction where making the offer or its acceptance would not be permitted, we intend to make a good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such good-faith effort, we cannot comply with such law, we will determine whether the offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of Notes residing in the jurisdiction.

Expenses; Source of Funds

We will pay all of FLIR’s fees and expenses related to the offer. We intend to fund the cash portion of the Offer Consideration from cash on hand. A holder of Notes is responsible for paying all of its own fees and expenses, including the fees and expenses of such holder’s advisors. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the offer, except as set forth in the Letter of Transmittal.

Subsequent Repurchases of Notes

Whether or not the offer is consummated, FLIR or its affiliates may from time to time acquire Notes, other than pursuant to the offer, through open market purchases, privately negotiated transactions, tender offers, conversion offers or otherwise, upon such terms and at such prices as FLIR may determine, which may be greater or less than the value of the Offer Consideration to be delivered for each Note validly tendered and accepted (and not validly withdrawn) pursuant to the offer and could be for cash or other consideration, including shares of Common Stock. Any such purchases of Notes or purchases of Common Stock or other rights to acquire such securities will not be made by FLIR or its affiliates during this offer or the ten business day period following the completion or termination of the offer in compliance with Rule 13e-4(f)(6) of the General Rules and Regulations under the Exchange Act.

COMPARISON OF RIGHTS OF HOLDERS OF NOTES AND HOLDERS OF COMMON STOCK

The following is a description of the material differences between the rights of holders of Notes and holders of Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of Common Stock.

Ranking

Notes: The Notes are our general unsecured obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all of our existing and future unsecured liabilities that are not so subordinated. The Notes effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. Additionally, the Notes are effectively subordinated to all existing and future indebtedness of our subsidiaries.

Common Stock: The Common Stock ranks junior to the Notes, and all other indebtedness, with respect to rights upon liquidation, dissolution or winding up of the Company, and ranks junior to preferred stock with respect to dividends and rights upon liquidation, dissolution or winding up of the Company.

Dividends/Distribution

Notes: Holders of Notes are entitled to receive semi-annual annual interest payments at a rate of 3% per year, payable in cash on June 1 and December 1 of each year.

Common Stock: Holders of Common Stock are entitled to dividends as may be declared from time to time by the Company’s Board of Directors from funds available therefor. The Company has never paid cash dividends on the Common Stock. We intend to retain earnings for use in our business and, therefore, do not anticipate paying cash dividends in the foreseeable future. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon the Company’s earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors.

Listing

Notes: The Notes are not listed on any securities exchange.

Common Stock: The Common Stock is listed on the NASDAQ Global Select Market under the symbol “FLIR.”

Voting Rights

Notes: Holders of the Notes have no voting or other rights in respect of the Common Stock issuable upon conversion of the Notes.

Common Stock: Each share of Common Stock entitles the holder of record thereof to one vote on all matters on which the holders of Common Stock are entitled to vote, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of the shares of Common Stock possess all voting power. See “Description of Capital Stock–Voting Rights” for more information on the voting rights of the Common Stock.

Conversion

Notes: Holders of Notes may convert each of their Notes into shares of Common Stock at a conversion rate, subject to adjustment, of 90.1224 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $11.10 per share of Common Stock) at any time prior to the close of business on June 1, 2023. Upon conversion, the Company may choose to deliver, in lieu of Common Stock, cash or a combination of cash and shares of Common Stock. For more information on adjustment of the conversion rate and the equivalent conversion price, see “Description of Notes—Conversion Rights—Conversion rate adjustments.” Subject to FLIR’s right to deliver cash or a combination of cash and shares of Common Stock upon conversion of the Notes as described under “Description of Notes—Conversion Rights—Payment upon conversion,” holders will not receive any cash payment representing accrued and unpaid interest upon conversion of a Note. Instead, upon conversion the Company will deliver to holders a fixed number of shares of Common Stock and a cash payment to account for any fractional shares. Accrued and unpaid interest and any additional amounts will be deemed paid in full rather than canceled, extinguished or forfeited. The conversion rate will not be adjusted to account for accrued and unpaid interest or additional amounts.

Common Stock: FLIR Common Stock is not convertible into any other security.

DESCRIPTION OF FLIR CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, a copy of which is available upon request as described under “Incorporation by Reference; Additional Information.”

Common Stock

Rights to Dividends and on Liquidation. Each share of Common Stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our Board of Directors from time to time out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, each holder of Common Stock, subject to the rights of any other series or class of equity having a preference on liquidation, will be entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities. Any outstanding preferred stock would rank senior to the Common Stock in respect of liquidation rights and could rank senior to the Common Stock in respect of dividend rights.

Classified Board. The Company’s Board of Directors is divided into three classes of directors roughly equal in number. Each class of directors serves a term of three years on the Board of Directors with the term of one class of directors expiring each year.

Voting – General. Each share of Common Stock entitles the holder of record thereof to one vote on all matters on which the holders of Common Stock are entitled to vote. Holders of Common Stock do not have any cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors standing for election if they choose to do so. Members of the Board of Directors are elected by a plurality of the votes cast by the shares entitled to vote thereon.

Voting – Supermajority. Directors may be removed only for cause. If the holders of Common Stock wish to remove one or more directors from the Board of Directors for cause or to amend Article V of the Company articles of incorporation relating to the election of directors, at least 75% of the votes then entitled to vote for the election of directors must be cast in favor of such removal (or removals) or amendment.

Other. Holders of Common Stock have no preemptive or other first right to acquire any treasury shares or any additional issue of shares of Common Stock or other securities issued by the Company, or any conversion, redemption or sinking fund rights. The outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exchange of the Notes pursuant to this Offer to Exchange, when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of preferred stock which we may issue in the future as described below. As of February 2, 2009, there were 141,738,183 shares of our Common Stock outstanding.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, 300,000 of which have been designated as Series A Junior Participating Preferred Stock (the “Series A Preferred”) in connection with the Company’s Shareholder Rights Plan, as amended, (the “Rights Plan”) discussed below. The Series A Preferred is issuable under the Rights Plan in the event that rights under the plan become exercisable. The number of shares of preferred stock designated as Series A Preferred may be increased or decreased by the Board of Directors in its discretion. Each share of Series A Preferred, when issued, would entitle the holder of record to 100 votes on all matters submitted to a vote of the shareholders and votes together with the Common Stock as one class. The Series A Preferred ranks junior to all other preferred stock of the Company as to the payment of dividends and the distribution of our assets in liquidation.

The Board of Directors has the authority to issue preferred stock in one or more series, and establish the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion and voting rights and liquidation preferences of the shares constituting any series, without any further vote or action by our shareholders, provided that the Board of Directors may not establish any preemptive or other first right to acquire any treasury shares or any additional issue of shares of stock or other securities of the Company other than by grant of such right to any shareholder pursuant to contract or agreement. The issuance of preferred stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, issuance of preferred stock could result in a series of securities outstanding that would have preferences over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to the Common Stock.

The authority possessed by the Board of Directors to issue preferred stock, as well as our Rights Plan, could be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue preferred stock without shareholder approval and with voting rights that could adversely affect the voting power of holders of Common Stock. No shares of preferred stock are currently outstanding. There are no agreements or understandings for the issuance of preferred stock (other than the Series A Preferred pursuant to the Rights Plan), and the Board of Directors has no present intention of issuing any shares of preferred stock.

Shareholder Rights Plan

We adopted the Rights Plan in June 1999. The Rights Plan was amended in June 2003 and November 2004. The Rights Plan will expire by it terms on June 2, 2009 unless extended. The Rights Plan is designed to protect shareholders from proposed takeovers and other abusive takeover tactics that the Board of Directors believes are not in the best interest of shareholders by providing shareholders with certain rights to acquire our capital stock or of an acquiring entity upon the occurrence of certain events. A copy of the Rights Plan and all amendments thereto have been filed with the SEC and a copy of the Rights Plan and all amendments thereto is available upon request, as described under “Incorporation by Reference; Additional Information.” Although the Rights Plan provides for the issuance of our Series A Preferred in the event that rights become exercisable under the terms of the Rights Plan, we may, under certain circumstances, be required to issue a substantial number of shares of Common Stock. A failure to have a sufficient number of shares of Common Stock available for issuance could result in a delay or failure of implementation of the Rights Plan. The Common Stock issuable upon exchange of the Notes pursuant to this Offer to Exchange will be subject to the Rights Plan.

Anti-Takeover Effects of Certain Provisions of Oregon Law

The Company is subject to the Oregon Business Corporation Act (the “Business Corporation Act”), which generally provides that in the event that a person or entity acquires 15% or more of the voting stock of an Oregon corporation, thereby becoming an “interested shareholder,” the corporation and the interested shareholder, or any affiliated entity, may not engage in certain business combination transactions for a period of three years following the date the person became an interested shareholder. Business combination transactions for this purpose include:

•	a merger or plan of share exchange;

•

any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation’s assets or outstanding capital stock; or

•	certain transactions that result in the issuance of capital stock of the corporation to the interested shareholder.

These restrictions are not applicable if:

•

as a result of the transaction in which a person became an interested shareholder, the interested shareholder will own at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers, and certain employee benefit plans);

•	the Board of Directors approves the share acquisition or business combination before the interested shareholder acquires 15% or more of the corporation’s voting stock; or

•

the Board of Directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares owned by the interested shareholder) approve the transaction after the interested shareholder has acquired 15% or more of the corporation’s voting stock.

In addition, the Oregon Control Share Act (the “Control Share Act”) generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition except as authorized by a vote of the stockholders. A corporation can elect to have the Control Share Act not apply by including an appropriate provision in its articles or bylaws. The Company has chosen not to be subject to the Control Share Act.

Transfer Agent

The transfer agent and registrar for Common Stock is Mellon Shareholder Services LLC.

DESCRIPTION OF NOTES

The Notes were issued under an indenture dated as of June 11, 2003, which we refer to as the indenture, between us and The Bank of New York Mellon Trust Company, N.A. (formerly J.P. Morgan Trust Company, N.A.) as trustee, which we refer to as the trustee. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

This description of Notes is intended to be a useful overview of the material provisions of the Notes and the indenture. Since this description is only a summary, you should refer to the indenture for a complete description of our obligations and your rights.

For purposes of this description, references to “the Company,” “FLIR,” “we,” “our” and “us” refer only to FLIR Systems, Inc. and not to our subsidiaries.

General

The Notes:

•	Are our general unsecured, senior obligations;

•	are limited to an aggregate principal amount of $210,000,000;

•	mature on June 1, 2023, unless earlier converted, purchased by us at your option or redeemed;

•	accrue interest at a rate of 3.0% per year payable in cash on each June 1 and December 1, beginning December 1, 2003, as set forth below under “—Interest”;

•	were issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form (see “—Global Notes, book-entry form”);

•	rank equally in right of payment to any of our existing or future unsecured senior debt;

•

are redeemable by us for cash, at our option, in whole or in part beginning on June 8, 2010 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the redemption date; and

•	are subject to repurchase by us at the option of the holder on June 1, 2010 and June 1, 2018, or upon a fundamental change (as defined below).

Subject to fulfillment of certain conditions described below, the Notes may be converted into shares of our Common Stock at a conversion rate of 90.1224 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of $11.10 per share of Common Stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion, the holder will receive only shares of Common Stock and will not receive any cash payment for interest accrued to the conversion date.

The registered holder of a Note is treated as the owner of it for all purposes.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries.

Other than restrictions described under “—Fundamental change permits holders to require us to purchase Notes” and “—Consolidation, merger and sale of assets” below, the indenture does not contain any covenants or other provisions which may afford holders of the Notes protection in the event of a highly leveraged transaction involving the Company. We may not reissue a Note that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise canceled.

Payments on the Notes; paying agent and registrar

We pay interest and will pay principal on the Notes at the office or agency designated by us in the Borough of Manhattan, the City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the registrar’s books. We have designated The Bank of New York Mellon Trust Company, N.A., as our paying agent and registrar and its agency in New York, New York as a place where Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and we may act as paying agent or registrar.

We pay interest and will pay principal on the Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

Holders may transfer or exchange Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

Interest

The Notes accrue interest at a rate of 3.0% per year from the most recent interest payment date to which interest has been paid or duly provided, payable semiannually in arrears on June 1 and December 1 of each year.

Interest is paid to the person in whose name a Note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes is be computed on the basis of a 360-day year composed of twelve 30-day months. We are not required to make any payment on the Notes due on any day which is not a business day until the next succeeding business day. The payment made on the next business day will be treated as though it were paid on the original due date and no interest will be payable on the payment date for the additional period of time. Interest will cease to accrue on a Note upon its maturity, conversion, purchase by us at the option of a holder (including upon a fundamental change) or redemption.

Ranking

The Notes are our general unsecured obligations that rank senior in right of payment to all existing and future debt that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The Notes effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the Notes only after all debt under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

Because a significant portion of our operations are conducted by our subsidiaries, our cash flow and our ability to service indebtedness, including our ability to pay the interest on and principal of the Notes, are dependent to a large extent upon cash dividends and distributions or other transfers from our subsidiaries. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to comply with the provisions of the Notes that provide that on specified dates and upon a fundamental change each holder may require us to repurchase for cash all or a portion of the Notes.

Optional redemption

No sinking fund is provided for the Notes. Prior to June 8, 2010, the Notes are not redeemable. Beginning June 8, 2010, we may redeem for cash all or part of the Notes at any time, upon not less than 30 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of Notes, for a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest and any additional amounts (as defined herein) to but excluding the redemption date.

If we decide to redeem fewer than all of the outstanding Notes, the trustee will select the Notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

•

If the trustee selects a portion of a holder’s Note for partial redemption and the holder converts a portion of the same Note, the converted portion will be deemed to be from the portion selected for redemption.

•	In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any Note during a period of 15 days before the redemption date; or

•	register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Conversion rights

General

Subject to satisfaction of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon redemption,” “—Conversion upon specified corporate transactions,” “—Conversion upon credit ratings event” and “—Conversion rate adjustments,” holders may convert each of their Notes into shares of Common Stock at a conversion rate of 90.1224 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $11.10 per share of Common Stock) at any time prior to the close of business on June 1, 2023. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and are subject to adjustment as described below. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

Subject to our right to deliver cash or a combination of cash and shares of Common Stock upon conversion of the Notes as described under “—Payment upon conversion,” holders will not receive any cash payment representing accrued and unpaid interest upon conversion of a Note. Instead, upon conversion we will deliver to holders a fixed number of shares of Common Stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the last reported sale price of Common Stock on the trading day immediately prior to the conversion date. Delivery of shares of Common Stock will be deemed to satisfy our obligation to pay the principal amount of the Notes, including accrued and unpaid interest and any additional amounts. Accrued and unpaid interest and any additional amounts will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued and unpaid interest or additional amounts. The trustee acts as the conversion agent.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon conversion, unless the tax is due because the holder requests the shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. Holders may obtain copies of the required form of the conversion notice from the conversion agent.

If a holder has already delivered a purchase notice as described under either “—Purchase of Notes by us at the option of the holder” or “—Fundamental change permits holders to require us to purchase Notes” with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Holders of Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that is payable on the surrendered Notes on the next interest payment date, unless (1) we have specified a redemption date, either at our option or following a fundamental change, that is after a record date and on or prior to the next interest payment date or (2) a default in the payment of interest or additional amounts, if any exists at the time of conversion.

Holders may surrender their Notes for conversion, in whole or in part, into shares of Common Stock prior to maturity, redemption or repurchases under the following circumstances:

Conversion upon satisfaction of sale price condition

Holders may surrender their Notes for conversion into shares of Common Stock prior to the close of business on the maturity date of the Notes if during any fiscal quarter the closing sale price of Common Stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price of the Notes as in effect on that 30th trading day.

As used herein, the “sale price” of Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the average bid and the average ask prices) as reported in composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Board of Directors of FLIR will make a good faith determination of the sale price.

Conversion upon redemption

Holders may surrender for conversion a Note called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the Notes are not otherwise convertible at such time.

Conversion upon specified corporate transactions

If we elect to:

•

distribute to all holders of Common Stock certain rights entitling them to purchase shares of Common Stock at less than the last reported sale price of a share of Common Stock on the trading day preceding the declaration date for such distribution; or

•

distribute to all holders of Common Stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our Board of Directors exceeding 15% of the last reported sale price of Common Stock on the trading day preceding the declaration date for such distribution, we must notify the holders of the Notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the Common Stock does not automatically transfer the right to receive the relevant dividend from the seller of the Common Stock to its buyer.

In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which Common Stock would be converted into cash or property other than securities, a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which Common Stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Note into Common Stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Notes immediately prior to the transaction. If we engage in any transaction described in the preceding sentence, the conversion price will not be adjusted. If the transaction also constitutes a fundamental change, as defined below, a holder can require us to purchase all or a portion of its Notes as described below under “—Fundamental change permits holders to require us to purchase Notes.”

Conversion upon credit ratings event

Holders will have the right, at their option, to convert any Notes into shares of Common Stock at any time during any period that the Notes are rated by either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group and the credit rating initially assigned to the Notes by either such rating agency is reduced by two or more ratings levels. The Notes are not currently rated, we are under no obligation to have the Notes rated, and we do not intend to do so.

Payment upon conversion

Upon conversion, we may choose to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of Common Stock, as described below.

Conversion prior to final notice

In the event that we receive a holder’s notice of conversion on or prior to the day that is 10 days prior to maturity (the “final notice date”), the following procedures will apply: if we choose to satisfy all or any portion of our obligation (the “conversion obligation”) in cash, we will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to holders, holders may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (the “conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 10 trading-day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). Settlement amounts will be computed as follows:

•

If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares equal to (i) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (ii) the conversion rate.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to holders cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (ii) the conversion rate, and

•	the average sale price of Common Stock during the cash settlement averaging period.

•

If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to holders such cash amount (“cash amount”) and a number of shares equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares calculated as set forth in the first bullet of this paragraph over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 10% of the cash amount, divided by (y) the sale price of Common Stock. In addition, we will pay cash for all fractional shares of Common Stock.

Conversion after final notice

In the event that we receive holders’ notice of conversion after the final notice date, the following procedures will apply: if we choose to satisfy all or any portion of the conversion obligation in cash, we will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above except that the “cash settlement averaging period” shall be the 10 trading-day period beginning on the day after receipt of holders’ notice of conversion (or in the event we receive holders’ notice of conversion on the business day prior to the maturity date, the 10 trading-day period beginning on the day after the maturity date). Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

Because, in this case, the number of shares of Common Stock that we deliver on conversion will be calculated over a 10 trading-day period, holders of Notes bear the market risk that Common Stock will decline in value between each day of the cash settlement averaging period and the day we deliver the shares of Common Stock upon conversion.

Conversion rate adjustments

The conversion rate will be adjusted upon the occurrence of:

(1) the issuance of shares of Common Stock as a dividend or distribution on Common Stock;

(2) the subdivision or combination of our outstanding Common Stock;

(3) the issuance to all or substantially all holders of Common Stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase Common Stock, or securities convertible into Common Stock, at a price per share or a conversion price per share less than the sale price of Common Stock on the business day immediately preceding the time of announcement of such issuance, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

(4) the distribution of shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of Common Stock, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above; and

•	dividends or distributions exclusively in cash;

(5) the distribution to all or substantially all holders of Common Stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for Common Stock expiring within the preceding 12 months not triggering a conversion rate adjustment and (B) all other all-cash distributions to all or substantially all holders of Common Stock made within the preceding 12 months not triggering a conversion rate adjustment exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

(6) the purchase of Common Stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for Common Stock expiring within the preceding 12 months not triggering a conversion rate adjustment and (B) all-cash distributions to all holders of Common Stock made within the preceding 12 months not triggering a conversion rate adjustment, exceeds an amount equal to 10% of our market capitalization on the Expiration Date of such tender offer.

If the rights provided for in our rights agreement dated as of June 2, 1999 have separated from Common Stock in accordance with the provisions of the rights agreement so that the holders of the Notes would not be entitled to receive any rights in respect of the Common Stock issuable upon conversion of the Notes, the conversion rate will be adjusted as provided in clause (4) above (with such separation deemed to be the distribution of such rights), subject to readjustment in the event of the expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, the rights which would have attached to such shares of Common Stock if the rights had not become separated from the Common Stock under our rights agreement. See “—Rights Agreement.” To the extent that we adopt any future rights plan, upon conversion of the Notes into Common Stock, holders will receive, in addition to the Common Stock, the rights under the future rights plan whether or not the rights have separated from the Common Stock at the time of conversion and no adjustment to the conversion rate shall be made in accordance with clause (4) above.

No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least 1%. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated herein, we will not adjust the conversion rate for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or the right to purchase Common Stock or such convertible or exchangeable securities.

In the event of:

•	any reclassification of Common Stock, or

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in which holders of our outstanding Common Stock would be entitled to receive stock, other securities, other property, assets or cash for their Common Stock, holders of Notes will generally be entitled thereafter to convert their Notes into the same type of consideration received by Common Stock holders immediately prior to one of these types of events.

We are permitted to increase the conversion rate of the Notes by any amount for a period of at least 20 days if our Board of Directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also increase the conversion rate to avoid or diminish income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of stock (or rights to acquire stock) or similar event.

Holders of the Notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate.

Purchase of Notes by us at the option of the holder

Holders have the right to require us to purchase the Notes on June 1, 2010 and June 1, 2018, each of which we refer to as a purchase date. We will be required to purchase any outstanding Notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 25 business days prior to the relevant purchase date until the close of business on the business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related Notes. Our purchase obligation will be subject to some additional conditions as described in the indenture. We cannot give assurances that we would have enough funds or access to capital markets to obtain funds to fulfill our obligation to purchase Notes.

The purchase price payable will be equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to, but excluding, such purchase date. Any Notes purchased by us will be paid for in cash.

On or before the 25th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the Notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things, the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to purchase holders’ Notes must state:

•	if certificated Notes have been issued, the certificate numbers of the Notes, or if not certificated, holders’ notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of Notes to be purchased, in integral multiples of $1,000; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture.

No Notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the Notes.

Holders may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, holders’ notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

Holders must either effect book-entry transfer or deliver the Notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. Holders will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money sufficient to pay the purchase price of the Notes on the business day following the purchase date, then:

•	the Notes will cease to be outstanding and interest will cease to accrue (regardless of whether book-entry transfer of the Notes is made or the Note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and additional amounts upon delivery or transfer of the Notes).

Fundamental change permits holders to require us to purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to purchase any or all of their Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest and any additional amounts to but excluding the fundamental change purchase date.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, sale of substantially all of our consolidated assets or otherwise) in connection with which all or substantially all of Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all Common Stock or American Depositary Shares that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•

is approved, or immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

However, notwithstanding the foregoing, a holder will not have the right to require us to repurchase its Notes if the sale price per share of Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change equals or exceeds 105% of the conversion price of the Notes in effect on each of those five trading days.

On or before the 15th day after the occurrence of a fundamental change, we will provide to all holders of the Notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the fundamental change purchase date; and

•	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, holders must deliver, on or before the close of business on the fundamental change purchase date, subject to extension to comply with applicable law, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Any such purchase notice of a holder must state:

•	if certificated, the certificate numbers of holders’ Notes to be delivered for purchase, or if not certificated, holders’ Notes must conform with appropriate DTC procedures;

•	the portion of the principal amount of Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture.

Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, holders’ notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

If holders have exercised their right to require us to purchase the Notes in connection with a fundamental change, we will be required to purchase the Notes as of the date that is 20 business days after the occurrence of the relevant fundamental change, subject to extension to comply with applicable law (the “fundamental change purchase date”). Holders will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the Notes on the business day following the fundamental change purchase date, then:

•

the Notes will cease to be outstanding and interest, including additional amounts, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest and additional amounts upon delivery or transfer of the Notes).

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

The purchase rights of the holders could discourage a potential acquiror of us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No Notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the Notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds or access to capital markets to obtain funds to pay the fundamental change purchase price. If we fail to purchase the Notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person other than us is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity other than us expressly assumes by supplemental indenture all of our obligations under the Notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, FLIR under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the Notes of such holder as described above.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest, including any additional amounts (as required by the registration rights agreement entered into in connection with the initial issuance of the Notes) on any Note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any Note when due and payable at its maturity, upon optional redemption, upon required repurchase (including upon a fundamental change) or otherwise;

(3) failure by us for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or indenture;

(4) default in our obligation to convert the Notes into shares of Common Stock upon exercise of a holder’s conversion rights;

(5) default by us or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $10 million in the aggregate of ours and/or any subsidiary, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 10 days after written notice of such acceleration has been received by us or such subsidiary;

(6) we fail to give holders notice of their right to require us to purchase their Notes upon a fundamental change; or

(7) certain events involving our bankruptcy, insolvency, or reorganization (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding Notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest and additional amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest and additional amounts will be due and payable immediately. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including additional amounts, if any, when due, no holder may pursue any remedy with respect to the indenture or the Notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 60 days after it occurs. Except in the case of a default in the payment of principal of or interest, including additional amounts, if any, on any Note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee an annual certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the Notes may be amended with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the rate of or extend the stated time for payment of interest on any Note;

(2) reduce the principal of or change the maturity of any Note;

(3) make any change that impairs or adversely affects the conversion rights of any Notes;

(4) reduce the redemption price, the purchase price or fundamental change purchase price of any Note or amend or modify in any manner adverse to the holders of Notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) modify the provisions with respect to the purchase right of holders upon a fundamental change in a manner adverse to holders;

(6) make any Note payable in money other than that stated in the Note or other than in accordance with the provisions of the indenture;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8) reduce the quorum or voting requirements under the indenture;

(9) change the ranking of the Notes in a manner adverse to the holders of the Notes;

(10) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(11) reduce the percentage of Notes required for consent to any modification of the indenture.

We and the trustee may modify or amend the indenture and the Notes without the consent of any holder in order to, among other things:

(1) provide for our successor pursuant to a consolidation, merger or sale of assets;

(2) add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us by the indenture;

(3) provide for a successor trustee with respect to the Notes;

(4) cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision;

(5) add any additional events of default with respect to the Notes;

(6) secure the Notes;

(7) increase the conversion rate, provided that the increase is in accordance with the terms of the indenture or will not adversely affect the interests of the holders of the Notes;

(8) supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the Notes, provided that such change or modification does not adversely affect the interests of the holders of the Notes;

(9) make any changes or modifications necessary in connection with the registration of the Notes under the Securities Act as contemplated in the registration rights agreement, provided that such change or modification does not adversely affect the interests of the holders of the Notes; or

(10) add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary and desirable and which will not adversely affect the interests of the holders of Notes.

Form, denomination and registration

The Notes were issued:

•	in fully registered form; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes, book-entry form

Except as provided below, Notes are evidenced by one or more global Notes.

We have deposited the global Note or Notes with DTC and registered the Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Qualified Institutional Buyers, or QIBs, may hold their interests in a Note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants are effected in the ordinary way in accordance with DTC rules and are settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the Note to such persons may be limited.

QIBs who are not participants may beneficially own interests in a Note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”).

So long as Cede & Co., as the nominee of DTC, is the registered owner of a Note, Cede & Co. for all purposes will be considered the sole holder of such Note. Except as provided below, owners of beneficial interests in a Note:

•	are not entitled to have certificates registered in their names;

•	do not receive physical delivery of certificates in definitive registered form; and

•	are not considered holders of the Note.

We pay interest on and the redemption or repurchase price of a Note to Cede & Co., as the registered owner of the Note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent are responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global Note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global Note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the Note are credited, and only in respect of the principal amount of the Notes represented by the Note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Notes in certificated form in exchange for Notes.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent.

Governing law

The indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Registration rights

We have fulfilled all of our obligations under the registration rights agreement.

INTERESTS OF DIRECTORS AND OFFICERS

None of FLIR, nor to the knowledge of FLIR after making reasonable inquiry, any of the executive officers or directors of FLIR, or any “associate” or majority-owned subsidiary of any such person, has any beneficial interest in the Notes. A list of the directors and executive officers of FLIR is attached to this Offer to Exchange as Annex A. FLIR will not purchase Notes from any officer, director or affiliate of FLIR pursuant to this Offer to Exchange. The term “associate” is defined under Rule 12b-2 under the Exchange Act. During the 60 days preceding the date of this Offer to Purchase, none of FLIR, nor to the knowledge of FLIR after making reasonable inquiry, any of the executive officers or directors of FLIR, or any “associate” or subsidiary of FLIR, has engaged in any transactions in the Notes.

None of FLIR, nor to the knowledge of FLIR after making reasonable inquiry, any of the executive officers or directors of FLIR is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of FLIR other than FLIR’s equity incentive plans filed as exhibits to FLIR’s Annual Report on Form 10-K for the year ended December 31, 2007 and certain of its executive officers are parties to customary 10b5-1 plans.

EXCHANGE AGENT AND INFORMATION AGENT

In connection with the offer, FLIR has retained The Bank of New York Mellon Trust Company, N.A. to act as Exchange Agent and Global Bondholder Services Corporation to act as Information Agent. They will receive customary fixed fees for their services. FLIR has agreed to reimburse each of them for their necessary out-of-pocket expenses and to indemnify each of them against certain liabilities, including liabilities under U.S. federal securities laws and to contribute to payments that they may be required to make in respect thereof. No fees or commissions have been or will be paid by FLIR to any broker, dealer or other person, other than the Exchange Agent or the Information Agent in connection with the offer.

Any holder that has questions concerning the terms of the offer or requests for assistance may contact FLIR at the address and telephone numbers set forth on page 16 of this Offer to Exchange. Requests for additional copies of this Offer to Exchange or the related Letter of Transmittal may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Exchange. Holders of Notes may also contact their broker, dealer, custodian bank, depository trust company or other nominee for assistance concerning the offer.

Letters of Transmittal and all correspondence in connection with the offer should be sent or delivered to the Exchange Agent at its address or to the facsimile number set forth on the back cover of this Offer to Exchange. Any holder or beneficial owner that has questions concerning tender procedures should contact the Exchange Agent at its address and telephone numbers set forth on the back cover of this Offer to Exchange.

The Information Agent may contact holders of Notes regarding the mechanics of the offer and may request broker, dealer, custodian bank, depository trust company or other nominee of the holders of Notes to forward this Offer to Exchange and related materials to beneficial owners of Notes. The customary mailing and handling expenses incurred by forwarding material to their customers will be paid by us.

Neither the Exchange Agent or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this Offer to Exchange or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain U.S. federal income tax considerations relating to the offer and to the ownership and disposition of the Common Stock for holders who acquire such stock pursuant to the offer. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (and proposed Treasury Regulations) promulgated under the Code (collectively, the “Regulations”), administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of participating in the offer and of owning and disposing of Common Stock as described in this discussion. No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of this offer or the ownership and disposition of the Common Stock.

This discussion addresses only the tax considerations that are relevant to holders that hold Notes, and that will hold Common Stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular holder. In particular, it does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of participating in the offer or of owning or disposing of Common Stock. Additionally, this discussion does not address any of the tax consequences to holders that may be subject to special tax treatment with respect to their participation in the offer or their ownership or disposition of Common Stock, including banks, thrift institutions, real estate investment trusts, partnerships or other pass through entities, personal holding companies, tax-exempt organizations, insurance companies, persons who hold the Notes or will hold the Common Stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction, persons whose “functional currency” is not the U.S. dollar, certain former citizens or residents of the United States and brokers, traders or dealers in securities or currencies. Further, this discussion does not address the U.S. federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that participates in the offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes or Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Notes or Common Stock that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Notes and participates in the exchange, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Notes that participate in the offer are encouraged to consult their tax advisors.

Consequences to Participating U.S. Holders

Exchange of Notes for Common Stock and Cash. Although the issue is not entirely free from doubt, the Company intends to take the position (and the following discussion assumes) that the exchange of Notes for Common Stock and cash will be treated as part of a “recapitalization” within the meaning of the reorganization provisions of the Code and that the Notes are “securities” within the meaning of such provisions. Under this view, the material U.S. federal income tax consequences of the exchange should be as follows:

•

Gain (but not loss) should be recognized on the exchange in an amount equal to the lesser of (i) the amount of gain realized (measured by the amount by which the fair market value of the Common Stock and cash received in the exchange (other than the portion of cash received that is properly allocable to accrued and unpaid interest) exceeds the holder’s adjusted tax basis in the Note) and (ii) the amount of cash received (other than the portion of such cash that is properly allocable to accrued and unpaid interest and excluding cash paid in lieu of a fractional share).

•

Subject to the discussion of “market discount” below, any such gain should be capital gain and should be long-term capital gain if the U.S. Holder’s holding period for the Note is more than one year at the time of the exchange.

•	The holding period of the Common Stock should include the holding period of the Note.

•

The adjusted tax basis of the Common Stock (including a fractional share deemed received and sold as described below) should be equal to the adjusted tax basis of the Note increased by any gain recognized in the exchange (except for any gain recognized with respect to the deemed sale of a fractional share as described below) and decreased by the amount of cash received (other than the portion of such cash that is properly allocable to accrued and unpaid interest and excluding cash paid in lieu of a fractional share).

•

If a U.S. Holder receives cash instead of a fractional share of Common Stock, the U.S. Holder should be treated as having received the fractional share of Common Stock pursuant to the exchange and then as having sold that fractional share of Common Stock for cash.

If the exchange of Notes for Common Stock and cash is not treated as described above, then the cash payment (other than any amount that is properly allocable to accrued and unpaid interest and excluding cash paid in lieu of a fractional share) may be treated as proceeds from a sale of a portion of the Note. In such case, a U.S. Holder’s basis in the Note would be allocated pro rata between the Common Stock received and the portion of the Note that is treated as sold for cash. Any gain or loss recognized in such case should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year. Cash received in lieu of a fractional share should be treated in the manner described in the preceding paragraph.

Market Discount. A U.S. Holder that purchased a Note from a prior holder such that the Note was purchased at a market discount (defined as the excess, if any, of the stated redemption price of the Note at maturity over the holder’s basis in such Note immediately after its acquisition) may be subject to the market discount rules of the Code. Under those rules, any gain recognized on the exchange of such Notes generally would be treated as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If the exchange qualifies for recapitalization treatment, the Code provides that any accrued market discount in excess of the gain recognized in the exchange will not be currently includible in income under Regulations to be issued. However, any such excess accrued market discount will carry over to the Common Stock such that any gain recognized by the holder upon a subsequent disposition of the Common Stock would be treated as ordinary income to the extent of any such accrued market discount not previously included in income.

Accrued Interest. Cash or Common Stock received by a U.S. holder that is attributable to accrued but unpaid interest on the Notes should be taxable as ordinary interest income. The holder’s initial tax basis in any Common Stock attributable to accrued but unpaid interest should be equal to its fair market value immediately after the exchange, and the holding period with respect to such Common Stock should begin on the day following the date of the completion of the exchange.

Dividends on Common Stock. Distributions paid by the Company out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on Common Stock received as part of the offer will constitute dividends and will be includible in income by U.S. Holders when received. Under current law, such dividends paid to individual U.S. Holders who satisfy specified holding periods should generally qualify for a 15% tax rate on “qualified dividend income” through December 31, 2010. Such dividends will be eligible for the dividends received deduction if the U.S. Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. Holder’s investment, up to such U.S. Holder’s adjusted tax basis in the Common Stock and thereafter as capital gain. Such capital gain generally will be long-term capital gain if the U.S. Holder held such Common Stock for more than one year immediately prior to such distribution.

Sale, Exchange or Redemption of Common Stock. Upon the sale, exchange or redemption of the Company’s Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange or redemption and (ii) the U.S. Holder’s adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Common Stock is more than one year at the time of the sale, exchange or redemption. As discussed above, a U.S. Holder generally will be required to treat gain realized on the disposition of Common Stock (including certain dispositions that are non-recognition transactions under the Code) as ordinary income to the extent accrued market discount on the Notes is carried over to such stock.

Backup Withholding and Information Reporting. U.S. Holders will be subject to IRS information reporting and may be subject to backup withholding on payments of dividends on the Common Stock and proceeds from the sale or other disposition of the Common Stock. Backup withholding will only be imposed where the U.S. Holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails to properly report interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s United States federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

Consequences to Participating Non-U.S. Holders

The following discussion applies to holders that are Non-U.S. Holders, as defined above. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company,” or otherwise subject to special treatment under the Code. A Non-U.S. Holder that is such an entity should consult its tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to it.

Exchange of Notes for Common Stock and Cash. Any gain realized upon the exchange of a Note for Common Stock and cash generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met;

•	such Non-U.S. Holder is subject to Code provisions applicable to certain former citizens or residents; or

•

the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the exchange or the Non-U.S. Holder’s holding period, whichever period is shorter.

The Company believes that it has not been, and does not anticipate becoming, a U.S. real property holding corporation.

Accrued Interest. Cash or the fair market value of Common Stock received by a Non-U.S. Holder that is attributable to accrued but unpaid interest on the Notes generally should not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with a U.S. trade or business (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment), provided that the Non-U.S. Holder:

•	does not actually or constructively, directly or indirectly, own 10% or more of the Company’s total combined voting power of all classes of Company stock entitled to vote;

•	is not a controlled foreign corporation that is related to the Company (directly or indirectly) through stock ownership;

•	is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and

•	certifies to its non-U.S. status on IRS Form W-8BEN (or other applicable form).

If a Non-U.S. Holder cannot satisfy the requirements described above, cash or the fair market value of any Common Stock received by the Non-U.S. Holder that is attributable to accrued but unpaid interest will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN claiming treaty benefits) or establishes that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under a tax treaty may also obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the IRS.

Payments on Common Stock. Any dividends paid to a Non-U.S. Holder with respect to the shares of Common Stock will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN (or successor form) certifying its entitlement to benefits under a treaty. However, dividends that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable individual or corporate tax rates. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax.

Backup Withholding and Information Reporting. Information reporting will apply to each Non-U.S. Holder on payments of dividends on the Common Stock, regardless of whether withholding was required and any tax was withheld with respect to the dividend.

A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of dividends on the Common Stock, provided that the payor does not have reason to know that the holder is a U.S. person and the holder has certified its status as a non-U.S. person, or the holder otherwise establishes an exemption. A Non-U.S. Holder generally will not be subject to backup withholding with respect to proceeds from the disposition of the Common Stock to or through the U.S. office of a broker, provided that the holder certifies its non-U.S. status and the broker does not have reason to know that the holder is a U.S. person, or the holder otherwise establishes an exemption. A Non-U.S. Holder generally can satisfy the certification requirement by providing a Form W-8BEN or Form W-8ECI, as applicable. The payment of proceeds from the sale or other disposition of the Common Stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if such broker is (i) a United States person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, (iii) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such partnership is engaged in the conduct of a U.S. trade or business, or (iv) a foreign person 50% or more of the gross income of which is effectively connected with the conduct of a U.S. trade or business for a specified 3 year period, then the sale or disposition of the Common Stock will be subject to information reporting unless such broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met or the holder otherwise establishes an exemption.

The amount of any backup withholding will be allowed as a refund or a credit against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is furnished to the IRS. Non-U.S. Holders of the Common Stock should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Consequences to Non-Participating Holders

Holders that do not tender their Notes in the offer will not recognize gain or loss, and will continue to have the same tax basis and holding period with respect to the Notes as they had before the consummation of the offer.

CERTAIN SECURITIES LAWS CONSIDERATIONS

The Notes were not initially issued in an offering that was registered pursuant to the Securities Act. FLIR did file a registration statement with the SEC, which became effective, permitting each holder of Notes named in the prospectus forming a part of that registration statement to sell such holder’s Notes in a manner that purchasers of Notes sold pursuant to such prospectus would receive Notes that are freely tradable under U.S. securities laws (so long as such purchaser or holder is not affiliated with FLIR). Any Notes acquired in a transaction other than pursuant to that prospectus relating to resales may not be freely tradable. The issuance of Common Stock upon exchange of the Notes is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. Any conversion of Notes also relies on the Section 3(a)(9) exemption from registration. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received assume the character of the exchanged securities for purposes of the Securities Act. Whether any shares of Common Stock received by a tendering holder of Notes in connection with the offer are freely tradable under U.S. securities laws depends on whether such Notes tendered were freely tradable or restricted securities. If a holder receives shares of Common Stock in exchange for Notes that are not freely tradable, Rule 144 under the Securities Act may provide an exemption from registration for sales of such shares by the holder. The settlement date (expected to be March 11, 2009) in respect of any Notes that are validly tendered for exchange and not validly withdrawn will occur promptly following the Expiration Date. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

ANNEX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF FLIR

The following table sets forth the names of each of the members of FLIR’s Board of Directors and each of FLIR’s executive officers.

Name	Position
Earl R. Lewis	Chairman of the Board of Directors, President and Chief Executive Officer

John D. Carter	Director

William W. Crouch	Director

John C. Hart	Director

Angus L. Macdonald	Director

Michael T. Smith	Director

Steven E. Wynne	Director

Arne Almerfors	Executive Vice President and President, Thermography Division

Stephen M. Bailey	Senior Vice President, Finance and Chief Financial Officer

William W. Davis	Senior Vice President, General Counsel and Secretary

William A. Sundermeier	President, Government Systems Division

Andrew C. Teich	President, Commercial Vision Systems Division

Anthony L. Trunzo	Senior Vice President, Corporate Strategy and Development

The address and telephone number of each director and executive officer of FLIR listed above is: c/o FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070, and such person’s telephone number is (503) 498-3547.

The Exchange Agent for the offer is:

The Bank of New York Mellon Trust Company, N.A.

By Facsimile (Eligible Guarantor Institutions Only)	By Mail, Overnight Courier or Hand Delivery
(212) 298-1915 (provide call back telephone number on fax cover sheet for confirmation)	The Bank of New York Mellon Trust Company, N.A. Corporate Trust Operations Reorganization 101 Barclay Street Floor 7 East New York, New York 10286
Confirmation: (212) 815-3687

Attn: David Mauer

Requests for additional copies of this Offer to Exchange and related Letter of Transmittal may be directed to the Information Agent at its address or telephone numbers set forth below.

The Information Agent for the offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 723

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers, Call Collect: (212) 430-3774

All others call Toll-free: (866) 470-4200